UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Soliciting Material under §240.14a-12

KBR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

To Our Stockholders

You are cordially invited to attend the Annual Meeting of Stockholders of KBR, Inc. The meeting will be held on Thursday, May 16, 2013, beginning at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. The Notice of Annual Meeting of Stockholders, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the meeting.

At the meeting, stockholders are being asked to:

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elect as directors the nominees named in the accompanying proxy statement;

•

ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR, Inc. as of and for the year ending December 31, 2013;

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approve KBR’s named executive officers’ compensation with an advisory vote; and

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transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

We appreciate the continuing interest of our stockholders in the business of KBR, and we hope you will be able to attend the meeting.

Sincerely,

William P. Utt
Chairman of the Board, President and Chief Executive Officer

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Notice of Annual Meeting of Stockholders

Thursday, May 16, 2013

9:00 a.m.

601 Jefferson Street, Houston, Texas 77002

KBR, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, May 16, 2013, at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. At the meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement:

1.

To elect as directors the nominees named in the attached proxy statement.

2.

To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2013.

3.

To consider and act upon an advisory vote to approve the named executive officer compensation as described in the Compensation Discussion and Analysis herein.

4.

To transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Wednesday, March 27, 2013, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

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electronically via the Internet at www.proxyvote.com,

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by telephone, if you are in the U.S. or Canada, by calling 1-800-579-1639, or

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by marking your votes, dating and signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold KBR shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders. No guests will be admitted. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin promptly at 9:00 a.m. Each stockholder holding KBR shares in brokerage accounts is required to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

April 5, 2013

By Order of the Board of Directors,

Jeffrey B. King
Secretary

Table of Contents

PROXY STATEMENT	5
GENERAL INFORMATION	5
QUESTIONS AND ANSWERS ABOUT VOTING	6
PROPOSAL NO. 1	ELECTION OF DIRECTORS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	11
EXECUTIVE OFFICERS	12
CORPORATE GOVERNANCE	13
COMPENSATION DISCUSSION AND ANALYSIS	21
COMPENSATION COMMITTEE REPORT	38
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	38
EXECUTIVE COMPENSATION	39
DIRECTOR COMPENSATION	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	54
RELATED PERSON POLICIES	54
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54
AUDIT COMMITTEE REPORT	55
PRINCIPAL ACCOUNTANT FEES AND SERVICES	55
PROPOSAL NO. 2	RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
PROPOSAL NO. 3	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	57
ADDITIONAL INFORMATION	58
OTHER MATTERS	59
ADDITIONAL INFORMATION AVAILABLE	59

KBR – 2013 Proxy Statement   4

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of KBR, Inc. (“KBR,” the “Company,” “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting of Stockholders.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis and no guests will be admitted. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you are required to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

If you attend the meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone, or returned a properly executed proxy; and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the meeting.

The record date for determination of stockholders entitled to vote at the meeting is Wednesday, March 27, 2013. KBR’s common stock, par value $0.001, is the only class of capital stock that is outstanding. As of March 27, 2013, there were 147,689,699 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the meeting.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as set forth below, shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

In the election of directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted, whether or not a majority of the shares present, up to the number of directors to be elected by those shares, will be elected. Shares present but not voting on the election of directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters for which brokers may exercise their own discretion.

The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of KBR.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about April 5, 2013, at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-579-1639; (b) internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2012, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 601 Jefferson Street, Suite 3400, Houston Texas 77002 and our website address is www.kbr.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

KBR – 2013 Proxy Statement   5

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QUESTIONS AND ANSWERS ABOUT VOTING

The following are answers to common questions about voting KBR shares at the meeting. If your question is not addressed below or elsewhere in this proxy statement, please contact KBR’s Investor Relations Department at (713) 753-5082 or (866) 380-7721.

Who is entitled to vote?

Holders of record at the close of business on March 27, 2013, which is the record date for the meeting, will be entitled to one vote per share. Fractional shares will not be voted. On the record date, KBR had 147,689,699 shares of common stock, par value $0.001 per share, outstanding.

Who is soliciting my proxy to vote my shares?

KBR’s Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 16, 2013 meeting and at any adjournment or postponement of that meeting.

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of KBR common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

How do I give voting instructions?

As described on the enclosed proxy card, proxies may be submitted:

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over the Internet,

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by telephone or

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by mail.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, May 15, 2013.

Can I change my vote?

A proxy may be revoked by a stockholder at any time before it is voted by:

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giving notice of the revocation in writing to KBR’s Corporate Secretary at 601 Jefferson Street, Houston, Texas 77002,

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submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or

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voting in person at the meeting.

What are voting requirements to elect the directors and approve each of the proposals?

KBR’s Bylaws provide that, in general, holders of a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders. The directors will be elected by a majority of the shares of KBR’s common stock cast in person or represented by proxy at the meeting. Adoption of all other proposals will require the affirmative vote of a majority of the shares of KBR’s common stock present in person or represented by proxy at the meeting and entitled to vote.

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If my shares are held in “street name” by my broker, how will my shares be voted?

Shares held in street name which are not voted by a broker on a matter in the absence of instructions from the beneficial owner, known as broker non-vote shares, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not be counted for or against the matter unless you provide instructions to your broker. Your vote is important, and we request that you vote your shares as promptly as possible by returning your instructions to your broker.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against all other proposals.

Does KBR offer electronic delivery of proxy materials?

Yes. KBR encourages you to reduce printing and mailing costs by signing up for electronic delivery of KBR stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the proxy statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is “householding?”

In accordance with notices that KBR sent to certain stockholders, KBR is sending only one copy of its meeting materials to stockholders who share the same address, unless they have notified KBR that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or proxy statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to 1-800-542-1061. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing KBR stock at two different brokerage firms, your household will receive two copies of the notice or meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of the notice or meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Does KBR offer electronic delivery of proxy materials?”

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PROPOSAL NO. 1    ELECTION OF DIRECTORS

At our 2012 Annual Meeting of Stockholders on May 17, 2012, our stockholders elected to amend our Certificate of Incorporation to declassify our Board of Directors. The declassification of our Board of Directors is being phased in over two years. Currently, our Board of Directors is “classified” into three classes with Messrs. Curtiss and Utt being designated Class I directors, Messrs. Huff, Lyles and Slater being designated Class II directors and Ms. Cook and Messrs. Blount, Carroll and Moore being designated Class III directors. Two classes of directors, Class I and Class III, will stand for election to one-year terms on the date of the upcoming Annual Meeting of Stockholders. Commencing with the 2014 Annual Meeting of Stockholders, the Board of Directors will cease to be classified and all directors will be elected annually, with nominees standing for election to one-year terms. The members of our Board of Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The size of our Board of Directors is currently set at nine members.

Class II directors will serve until the annual meeting of our stockholders to be held in 2014. The terms of the current Class I and Class III directors will expire on the date of the upcoming Annual Meeting of Stockholders. Accordingly, six persons are to be elected to serve as directors at the Annual Meeting of Stockholders. Management’s nominees for election by the stockholders to those six positions are the current Class I and III members of the Board of Directors, Ms. Cook and Messrs. Blount, Carroll, Curtiss, Moore and Utt.

Each nominee has indicated his or her willingness to serve, if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as we may designate. We have no reason to believe that any of the Class I and III nominees will be unable to serve if elected. If a quorum is present, the nominees for Class I and III director receiving the highest number of votes will be elected as Class I and III directors.

The Board of Directors recommends that you vote FOR the election of each Class I and Class III director nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

The following biographical information is furnished with respect to each of the Class I and Class III director nominees for election at the meeting and each incumbent member of the Board of Directors. The information includes age as of March 27, 2013, present position, if any, with KBR, period served as director, and other business experience during at least the past five years. In each case, when reviewing the qualifications of the Directors, the Board considered expertise that is useful to KBR and complementary to the background and experience of other Board members so that an optimum balance of skills and expertise on the Board can be achieved and maintained. For additional information regarding the qualifications the Nominating and Corporate Governance Committee and the Board consider in the nomination process, see “Corporate Governance — Nominating and Corporate Governance Committee — Qualifications of Directors.”

Nominees for Class I and Class III Directors

Term Ending 2014

W. Frank Blount, 74, is currently Chairman and Chief Executive Officer of JI Ventures, Inc., which is a hi-tech venture capital company based in Atlanta, Georgia. From June 2000 to October 2002, he served as Chairman and Chief Executive Officer of Cypress Communications Corporation, a telecommunications company. From January 1992 until March 1999, he served as Chief Executive Officer of Telstra Communications Corporation, Australia’s principal telecommunications company. Mr. Mr. Blount also serves on the Boards of Caterpillar, Inc., Alcatel-Lucent, Entergy, Inc. and the Advisory Board for China Telecom. Mr. Blount joined the Board in April 2007 and is a member of the Nominating and Corporate Governance Committee and the Audit Committee.

The Board of Directors concluded that Mr. Blount should continue to serve as a Director for KBR based on his many years of experience dealing with risk oversight and governance issues for public companies in the United States, Australia and the United Kingdom. Mr. Blount has decades of experience in executive positions, including as one of four group presidents for AT&T, Inc. Through executive or board leadership positions, Mr. Blount also has extensive experience in several world regions that are a focus of KBR’s business, including Europe, Australia and China. In addition, Mr. Blount qualifies as an audit committee financial expert under the rules of the New York Stock Exchange (the “NYSE”) and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

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Loren K. Carroll, 69, is currently an independent consultant and business advisor. From March 1994 until April 2006, Mr. Carroll served as President and Chief Executive Officer of M-I SWACO and Executive Vice-President and Chief Financial Officer of Smith International, Inc., a worldwide supplier of drilling fluids and related equipment and services to the oil and gas industry. M-I SWACO is owned 60% by Smith International, Inc. Mr. Carroll began his career with Smith International in 1984. Mr. Carroll currently serves as a director of Forest Oil Corporation and CGG Veritas, Inc. He serves as a member of the Compensation Committee of Forest Oil Corporation and is Chairman of the Nominations and Corporate Governance Committee. He also serves on the Audit committee of CGG Veritas, Inc. Mr. Carroll joined the Board in April 2007 and is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Carroll also serves as KBR’s Lead Director.

The Board concluded that Mr. Carroll should continue to serve both on the Board and as Lead Director primarily because of his long experience dealing with the hydrocarbons industry as the chief executive of M-I SWACO and as the chief financial officer of Smith International, Inc., an NYSE listed company. Mr. Carroll also qualifies as an audit committee financial expert under the rules of the NYSE and provides the Board the insights from over 40 years of experience in finance and accounting, including experience as a managing partner at a major accounting firm.

Linda Z. Cook, 54, served as Executive Director of Royal Dutch Shell plc (oil, gas and petroleum) from August 2004 to December 2009 with executive responsibilities for global natural gas, trading and technology. She also served as a member of the Royal Dutch Shell board of directors. Previously, she served as President and Chief Executive Officer and a member of the board of directors of Shell Canada Limited from August 2003 to August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 to July 2003. Ms. Cook also serves on the boards of The Boeing Company, Cargill, Inc. and Marathon Oil Corporation. She is a member of the Society of Petroleum Engineers, the Board of Trustees for the University of Kansas Endowment Association and the Advisory Board for the University of Texas Energy Institute. Ms. Cook joined the Board in July 2011 and is a member of the Compensation Committee and the Corporate Social Responsibility Committee.

The Board concluded that Ms. Cook should continue to serve on the Board because of her extensive senior management and board experience at Royal Dutch Shell, which enables her to advise management on a wide range of strategic, financial, and governance matters. Ms. Cook also has vast international business experience, which has proven to be valuable given KBR’s numerous relationships with non-U.S. suppliers and customers. Ms. Cook has an engineering background, and her expertise in this area is invaluable to the Board’s deliberations with respect to project management and the many technical aspects of our business.

Jeffrey E. Curtiss, 64, is a private investor. From January 2000 to June 2006, Mr. Curtiss served as the Senior Vice President and Chief Financial Officer of Service Corporation International, a leading provider of funeral and cemetery services. Previously, Mr. Curtiss was the Senior Vice President and Chief Financial Officer of Browning-Ferris Industries, Inc. from January 1992 to July 1999. Mr. Curtiss holds two law degrees and a CPA certificate, and became a CFA charterholder in 2006. Effective July 1, 2012, Mr. Curtiss became President of the CFA Society of Houston. Mr. Curtiss joined the Board in November 2006 and is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

After assessing Mr. Curtiss’s experience and skills, the Board concluded that he should continue to serve as a Director, primarily on the basis of his extensive experience supervising the finance and accounting functions for large organizations similar in size and complexity to KBR. In addition, Mr. Curtiss has legal training and qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee in their risk oversight function.

Jack B. Moore, 59, is Chairman, President and Chief Executive Officer of Cameron. He was named President and Chief Executive Officer in April 2008 and became Cameron’s Chairman of the Board in May 2011. He joined Cameron’s Drilling & Production Systems group in July 1999 as Vice President and General Manager, Western Hemisphere, and was named President of this group in July 2002. He became President and Chief Operating Officer in January 2007 and has been a Director of Cameron since 2007. Prior to joining Cameron, Moore held various management positions with Baker Hughes Incorporated where he was employed for twenty-three years. Mr. Moore joined the Board in January 2012 and is a member of the Audit Committee and the Corporate Social Responsibility Committee.

Mr. Moore holds a B.B.A. degree from the University of Houston and is a graduate of the Advanced Management Program at Harvard Business School. He serves on the board of directors of the American Petroleum Institute (API), the National Ocean Industries Association (NOIA) and the Petroleum Equipment Suppliers Association. He also serves in positions of leadership for the Greater Houston Partnership, Spindletop Charities, Memorial Drive United Methodist Church, and The University of Houston C.T. Bauer College of Business Dean’s Executive Board.

The Board concluded that Mr. Moore should continue to serve on the Board because he has a wealth of experience in the oilfield service sector and so brings important insight into the hydrocarbons sector, which includes many of the Company’s most important customers. He is also a currently active Chief Executive Officer of a public company and so provides the Board with an independent perspective on the needs and pressures facing a senior executive. Mr. Moore’s experience in manufacturing also provides perspective from outside of service focused companies such as the Company. In addition, Mr. Moore qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

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William P. Utt, 56, was named President and Chief Executive Officer of KBR effective March 15, 2006. He was named Chairman in April 2007. Prior to joining KBR, Mr. Utt was President and CEO of SUEZ Energy North America from 2000 to 2006, with responsibility for the LNG, retail energy, energy marketing and trading, power generation and development businesses. From 1995 to 2000, he was President and CEO of Tractebel’s North American energy businesses. Mr. Utt holds bachelor’s and master’s degrees in mechanical engineering from the University of Virginia and has a master’s degree in business administration from The Colgate Darden Graduate School of Business Administration at the University of Virginia. Mr. Utt is a member of the Board of Directors of Cobalt International Energy, Inc., an offshore exploration and production company.

The Board concluded that Mr. Utt should continue to serve as a Director and as Chairman of the Board because of his role as the Chief Executive Officer of KBR. The Board has determined that having Mr. Utt serve as Chairman of the Board is the most effective form of governance for KBR, because of the complexity of KBR’s business and Mr. Utt’s accomplished leadership since the inception of KBR as an independent public company, among other factors. For additional information regarding Mr. Utt’s role as Chairman of the Board, and the counter-balancing measures present in the Board leadership structure, see “Corporate Governance — Board of Directors Leadership Structure.”

Incumbent Class II Directors — Term Ending 2014

John R. Huff, 67, is currently Chairman of Oceaneering International, Inc.’s Board of Directors. Mr. Huff served as the Chief Executive Officer of Oceaneering International, Inc., an oilfield services company, from 1986 until his retirement from the position of Chief Executive Officer in May 2006. Mr. Huff is also a director of Suncor Energy, Inc. He was a director of BJ Services Company from 1992 until its merger with Baker Hughes Incorporated in 2010. Mr. Huff joined the Board in April 2007 and is a member of the Corporate Social Responsibility Committee and the Compensation Committee.

Mr. Huff brings to KBR over forty years of engineering and executive management experience with the offshore oil and gas industry on both the exploration and production side and in oilfield services. In addition to his insights into KBR’s customer base, he also brings twenty years of experience as the CEO of a publicly-traded company and relevant experience on public company boards and various board committees. In light of his relevant executive management and industry experience, the Board concluded that Mr. Huff should continue to serve as a Director.

Lester L. Lyles, 66, has been an independent consultant since 2003. Prior to that time, he served in the U.S. Air Force for over 35 years as: Commander of the Space and Missile Systems Center from 1994 to 1996; Director of the Ballistic Missile Defense Organization from 1996 to 1999; Vice Chief of Staff of the Headquarters of the U.S. Air Force from 1999 to 2000; and Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation, where he also serves on the Audit Committee, The Dayton Power and Light Company and Precision Castparts Corp. Mr. Lyles was previously a director of MTC Technologies, Inc. from 2003 until its acquisition by BAE Systems in 2007. Mr. Lyles joined the Board in November 2007 and is Chairman of the Corporate Social Responsibility Committee and a member of the Audit Committee.

In light of the importance of KBR’s relationship with the U.S. government as a primary provider of logistical support for U.S. forces deployed in the Middle East and elsewhere, the Board of Directors considered Mr. Lyles’s distinguished experience in the U.S. Air Force, especially his command of the Air Force Materiel Command, as the most important factor in concluding that Mr. Lyles should continue to serve on the Board. In addition, Mr. Lyles qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

Richard J. Slater, 66, has been chairman of ORBIS LLC, an investment and corporate advisory firm, since February 2003. Previously, Mr. Slater served in various executive positions with Jacobs Engineering Group Inc. (JEG), beginning in May 1980. Mr. Slater was employed as a consultant to the chief executive officer of JEG from January 2003 to October 2006, and prior to that, he served as Executive Vice President, Operations from March 1998 to December 2002. Mr. Slater presently serves as non-executive chairman of Bluebeam Software Inc. He served as an independent director of Reliance Steel & Aluminum Co. from 2006 to 2009. Mr. Slater joined the Board in November 2006 and is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Mr. Slater had over 20 years’ experience with JEG, including five years as JEG’s Executive Vice President of Worldwide Operations. The Board concluded that Mr. Slater should continue to serve as a Director primarily because of his relevant executive experience supervising domestic and international engineering and infrastructure construction projects and acquisitions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of February 28, 2013, regarding the beneficial ownership of KBR’s common stock by persons known by KBR to beneficially own more than five percent of its outstanding common stock, each director or nominee, each of the named executive officers referenced in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to KBR. To our knowledge, except as otherwise noted in the footnotes to this table or as provided by applicable community property laws, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual.

Name and Address of Beneficial Owner(1)	Shares of KBR Common Stock Beneficially Owned
	Number of Shares(2)	Percentage of Class
BlackRock, Inc(3) 40 East 52nd Street New York City, New York 10022	17,705,740	12%
Wellington Management Co LLP(4) 280 Congress Street, Boston, Massachusetts, 02210	14,394,336	9.76%
The Growth Fund of America, Inc.(5) 333 South Hope Street Los Angeles, California 90071	9,401,289	6.64%
Capital World Investors(6) 333 South Hope Street Los Angeles, California 90071	8,472,289	5.7%
William P. Utt(7)(8)	336,734	*
Susan K. Carter(7)(8)	32,466	*
Andrew Farley(7)(8)	101,716	*
Ivor J. Harrington(7)(8)	2,427	*
Roy B. Oelking(7)(8)	27,632	*
W. Frank Blount(7)(8)	22,885	*
Loren K. Carroll(7)(8)	22,885	*
Linda Z. Cook(7)(8)	6,549	*
Jeffrey E. Curtiss(7)(8)	26,385	*
John R. Huff(7)(8)	72,885	*
Lester L. Lyles(7)(8)	22,885	*
Jack B. Moore(7)(8)	3,904	*
Richard J. Slater(7)(8)	26,385	*
All directors and executive officers as a group (14 persons)(7)(8)	714,141	*

*

Less than one percent (1%).

(1)

The address of each of the named executive officers and directors is c/o KBR, Inc., 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

(2)

Beneficial ownership means the sole or shared power to vote, or to direct the voting of, shares of KBR common stock, or investment power with respect to KBR common stock, or any combination of the foregoing. Each director and executive officer and the directors and executive officers as a group beneficially own less than 1% of the outstanding shares of KBR common stock.

(3)

Based solely on a Schedule 13G filed January 11, 2013, BlackRock, Inc. is deemed to be the beneficial owner of 17,705,740 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(1)(ii)(G).

(4)

Based solely on a Schedule 13G filed February 14, 2013, Wellington Management Co LLP is deemed to be the beneficial owner of 14,394,336 shares as a result of being an investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E).

(5)

Number of shares based solely on information reported by The Growth Fund of America, Inc. on the Schedule 13G filed with the SEC on February 13, 2013, reporting beneficial ownership as of December 31, 2012. According to such Schedule 13G, The Growth Fund of America, Inc., which is advised by Capital Research and Management Company, disclaims voting power over these shares, except in certain circumstances, and disclaims dispositive power over these shares. According to such Schedule 13G, these shares may also be reflected in the Schedule 13G filed with the SEC by Capital World Investors (see footnote (6) below). Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 28, 2013.

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(6)

Based solely on a Schedule 13G filed February 13, 2013, Capital World Investors is deemed to be the beneficial owner of 8,472,289 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership pursuant to Rule 13d-4.

(7)

Includes the following shares of restricted stock shares: Mr. Utt, 59,772; Mr. Farley, 20,775; Mr. Blount, 3,500; Mr. Carroll, 3,500; Mr. Curtiss, 7,000; Mr. Huff, 3,500; Mr. Lyles, 3,500; and Mr. Slater, 7,000. The restrictions lapse, and the holder acquires sole investment power, at a rate of 20% per year for a five-year period (except that some restricted share are also required to meet certain performance measures) for the executive management and at a rate of 100% after six months for the nonemployee directors.

Includes the following vested restricted stock units: Mr. Utt, 36,303; Mrs. Carter, 3,925; Mr. Farley, 22,403; Mr. Harrington, 2,427; Mr. Oelking, 5,407; Mr. Blount, 19,385; Mr. Carroll, 19,385; Mrs. Cook, 6,549; Mr. Curtiss, 19,385; Mr. Huff, 19,385; Mr. Lyles, 19,385; Mr. Moore, 3,904, and Mr. Slater 19,385.

Includes the following option to purchase shares that vest on or before April 28, 2013: Mr. Utt, 240,559; Mr. Farley, 58,538; Mrs. Carter, 28,541; Mr. Oelking, 22,225; and all executive officers as a group, 357,345. These options become exercisable at a rate of 33 1/3% per year for a three-year period (except that some options are also required to meet certain performance measures). Includes 100 shares of common stock purchased by Mr. Utt on November 21, 2006 and 50,000 shares of common stock purchased by Mr. Huff on September 18, 2008.

(8)

Does not include the following shares of restricted stock units as to which the holder has no voting power and no investment power, but which will convert to common stock on a 1-to-1 ratio, subject to certain conditions: Mr. Utt, 50,983; Mrs. Carter, 8,596; Mr. Farley, 8,204; Mr. Harrington, 19,300; Mr. Oelking, 5,980; and all executive officers and directors as a group, 95,593. With respect to the units held by Messrs. Utt and Farley all other executive officers, the restrictions lapse, and the holder acquires voting and investment power, at a rate of 20% per year over a five-year period. All of the units held by Mr. Utt and a portion of the units held by the other executive officers (except for our Chief Accounting Officer) must also meet certain performance measures to vest. With respect to the units held by Ms. Cook and Messrs. Blount, Carroll, Curtiss, Huff, Lyles, Moore, and Slater, the restrictions lapse, and the holder acquires voting and investment power after a six-month, cliff-vesting period.

EXECUTIVE OFFICERS

Dennis S. Baldwin, 52, is Senior Vice President and Chief Accounting Officer for KBR. Mr. Baldwin joined KBR in August of 2010. Prior to joining KBR, Mr. Baldwin held the position of Vice President and Chief Accounting Officer for Houston-based McDermott International from October 2007 and served as Vice President and Chief Accounting Officer of Integrated Electrical Services from February to October 2007. Mr. Baldwin also served as Vice President, Corporate Controller, of Houston-based Veritas DGC from June 2005.

Susan K. Carter, 54, is Executive Vice President and Chief Financial Officer for KBR, Inc. Ms. Carter joined KBR in late October 2009. Prior to joining KBR, she held the position of Executive Vice President and Chief Financial Officer at Lennox International, Inc., located in Richardson, Texas, beginning in August 2004. Before joining Lennox, Ms. Carter served as Vice President, Finance and Chief Accounting Officer at Cummins, Inc., based in Columbus, Indiana, from 2002 to August 2004. Ms. Carter also spent time at Honeywell, where she was involved in the financial management of several businesses including operations with defense aspects.

Andrew D. Farley, 49, is Executive Vice President and General Counsel. Mr. Farley was appointed to his position in June 2006. His appointment followed 13 years in the Law Department of KBR, having previously served as Vice President — Legal of KBR’s Energy and Chemicals segment since May 2003.

Roy B. Oelking, 60, is Group President, Hydrocarbons. Mr. Oelking was appointed to his position in March 2011. In his current role, Mr. Oelking is responsible for KBR’s four hydrocarbon business units, including Downstream, Gas Monetization, Oil & Gas, and Technology. Prior to his current role, Mr. Oelking was President of KBR’s Oil and Gas division. This included oversight for KBR onshore and offshore oil and gas projects worldwide and for KBR subsidiary companies Granherne and GVA Consultants. Mr. Oelking joined KBR in November 2008 and was appointed to this position in November 2009. Prior to joining KBR, Mr. Oelking had 35 years of experience in project management, engineering and construction of oil and gas projects in the Americas, Middle East, Asia Pacific, Africa and Russia, as Senior Vice President — Upstream with Worley Parsons from 2003 and with J. Ray McDermott for 29 years prior to that.

Ivor Harrington, 48, is Group President, Services for KBR. Mr. Harrington was appointed to his position in May 2012. In this role, he is responsible for KBR’s Services business group, which includes the following product service lines and resources: Industrial Services, US Construction, Canada Operations, and the KBR Building Group. Mr. Harrington has more than 25 years of experience in the engineering, construction and maintenance industry, where he has been involved with global business turn-around, project management, sales, and operations management. Previously, Mr. Harrington was Executive Vice President and Group Chief Executive Officer of Global Infrastructure at Harsco Corporation. While there, he was responsible for multinational infrastructure operations that provided engineered concrete forming, scaffolding and other access products and services to worldwide industrial and civil works construction and plant maintenance markets. Prior to joining Harsco, Mr. Harrington spent 20 years at Fluor Corporation in various senior executive positions including Senior Vice President and Business Line Lead, Chemicals; Senior Vice President and Business Line Lead, Manufacturing and Life Sciences; Senior Vice President, International Operations; and Head of Sales, Marketing and Strategic Planning for the Global Services Business Group.

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CORPORATE GOVERNANCE

Corporate Governance Materials

We are committed to good corporate governance and to effective communication with our stockholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that our stockholders have access to our governing documents, we provide copies of our Code of Business Conduct and Corporate Governance Guidelines and the charters of each of the committees of our Board of Directors on our website at www.kbr.com, and copies will be provided to any stockholder who requests them by writing to our Investor Relations Department at: 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

Role of the Board of Directors

The Board of Directors represents the interests of our stockholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide oversight of the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing stockholder value over the long term. To this end, Board members are expected to act in the best interests of all stockholders, be knowledgeable about our businesses, exercise informed and independent judgment and maintain an understanding of general economic trends and conditions as well as trends in corporate governance. In addition, it is our Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as stockholder meetings. All of KBR’s incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and of committees on which they served during the periods that they served during 2012. Our Corporate Governance Guidelines provide that all Directors should attend our annual stockholder meetings and all of our directors attended our 2012 Annual Meeting of Stockholders.

Independence Standards

At this time, all of our directors are independent, as set forth in our Corporate Governance Guidelines and outlined below, except our Chairman, President and Chief Executive Officer, Mr. Utt, who does not qualify as an independent director.

A director will be considered independent under our Corporate Governance Guidelines if he or she:

•

has no material relationship with KBR;

•

has not been employed by us or any affiliate of ours during the preceding three years, and no member of the director’s immediate family has been employed as an executive officer of ours or any of our affiliates during the preceding three years;

•

has not received, and does not have an immediate family member who has received, during any twelve-month period within the preceding three years, more than $100,000 in direct compensation from KBR, other than director’s fees, committee fees or pension or deferred compensation for prior service;

•

is not a partner or an employee of KBR’s independent auditor, and was not during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

does not have an immediate family member who is a partner of KBR’s independent auditor or an employee of KBR’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice or was during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

is not a current employee and does not have an immediate family member who is a current executive officer of any company that has made payments to, or received payments from, KBR or any of its affiliates in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of our or such other company’s consolidated gross revenues; and

•

has not (and has not had a family member who) within the preceding three years served as an executive officer with a company for which a KBR executive served on its compensation committee.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All directors complete independence questionnaires at least annually and our Board makes determinations of the independence of its members under the listing standards of the NYSE and the SEC requirements for Audit Committee members. Our Board believes that its membership should include no more than two directors who are also employees of KBR. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

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Audit Committee Financial Expert Determinations

Our Board has determined that each member of its Audit Committee is financially literate and qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K and, as described above, that each member of the Audit Committee is independent, as defined by our Corporate Governance Guidelines, the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

Board of Directors Leadership Structure

Since the inception of KBR as an independent public company in April 2007, Mr. Utt has served as CEO and Chairman of the Board. We believe that the leadership of KBR’s Board of Directors is best served by combining the roles of Chairman and CEO, and that Mr. Utt is highly qualified to serve in his role.

The CEO and Chairman of the Board is responsible to the Board for the overall management and functioning of the company. The Chairman is joined in the leadership of the Board by our Lead Director, Mr. Loren Carroll, who was elected by the non-management directors. Our Lead Director has significant board experience, as described in his biographical information in this proxy statement, and works closely with Mr. Utt and the Board on risk oversight and governance matters. Mr. Carroll has served as the company’s Lead Director, as well as Chairman of the Nominating and Corporate Governance Committee, since 2012.

KBR’s Corporate Governance Guidelines provide for the Lead Director to perform a strong role in the leadership of the Board, as follows:

•

The Lead Director presides at executive sessions of the non-management directors at each regular Board meeting and sets the agenda for these sessions.

•

The Lead Director approves meeting agendas for each regular Board and committee meeting and approves the information to be sent to the directors with respect to each meeting.

•

The Lead Director presided at the executive session of the Board held in December 2012 to evaluate the performance of our CEO. In addition, he has a key role in communicating to the CEO, after approval by the Compensation Committee, the evaluation and compensation of the CEO for the next full year and the results of the Board’s review and approval of management succession plans and development programs.

•

As Chairman of the Nominating and Corporate Governance Committee, Mr. Carroll leads the director selection and nomination process and the assignment of directors to committees of the Board.

KBR’s Corporate Governance Guidelines provide for the following checks and balances regarding the role of the CEO and Chairman:

•

The CEO may not serve on any committees of the Board, as only non-management directors may do so.

•

One of the elements of the CEO’s evaluation is the extent to which he keeps the Board informed on matters affecting the company and its operating units.

•

At least two-thirds of the Board must be independent directors. In practice, Mr. Utt has been the only management director at KBR since its inception as an independent public company. Each of our other directors is independent, as defined under the listing standards of the NYSE.

KBR’s Board of Directors has determined that its current leadership structure is appropriate as of the date of this proxy statement, given the complexity and global nature of KBR’s business and the risks inherent in our business. The Board believes that Mr. Utt, acting in his combined role as Chairman and CEO, is well positioned to facilitate communications with the Board of Directors and shareholders about our complex business. Mr. Utt was appointed CEO in preparation for KBR’s initial public offering by its former parent company, and has served in that capacity since 2006. Under Mr. Utt’s leadership, KBR’s business has undergone significant transformation, including reorganization into more strategically-aligned business units, and evolution from a wholly-owned subsidiary with significant support from its parent company into an independent operating company. In addition, Mr. Utt has the full confidence of the Board. For all these reasons, the Board has determined that the most appropriate form of leadership for the Board of Directors is for the CEO, who is responsible for the day-to-day operations of the company, to serve as Chairman, with strong and independent oversight by the Lead Director and the other non-management directors.

Risk Oversight Role of the Board of Directors

KBR’s Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the company are part of its meetings and deliberations throughout the year. Furthermore, at least twice each year, the entire Board receives a report from management regarding significant strategic, operational, financial, and hazard risks determined by management to have a potential significant impact on the company as a whole. The risk report involves both current and emerging risks and is the culmination of a process involving input from all business units and executive leadership. The risk report includes specific strategic, operational, financial and hazard risks, the perceived trend for each of those specific risks — whether increasing, decreasing or stable — and the measures being taken to monitor and mitigate those risks.

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In addition to the enterprise risk management process described above, the Board of Directors also engages in risk oversight in the area of project revenues. At each meeting, the Board reviews aggregated KBR project revenues measured by type of contract — fixed-price or reimbursable — by country, client and project backlog. In this manner, the Board is informed of the overall risk profile of KBR’s project revenues. The Board also engages in risk oversight through the project approval process, whereby projects reaching a threshold level of expected revenues require Board approval. Fixed-price contracts have a lower threshold level than reimbursable-type contracts because of their potential price and financial risks. In reviewing projects, the Board is presented with management’s assessment of a particular project’s cost exposure associated with operations risk, liabilities and funding risks, among others. In this manner, KBR’s Board is engaged in risk oversight at the outset of the largest projects, which could have a material effect on KBR’s operations.

The Board is also engaged in risk oversight through regular reports from its Audit Committee. The Audit Committee is charged with reviewing with management the company’s major financial risk exposures, as well as others areas of risk exposure if requested to do so by the Board, and the steps management has taken to monitor and mitigate those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, liquidity and capital resources, financial reporting and disclosures, regulatory and tax risks, among others. The Audit Committee also receives reports from management regarding compliance risks and Code of Business Conduct matters. The Audit Committee also reviews at least annually KBR’s policies and guidelines that govern the process by which risk assessment and enterprise risk management is undertaken. The Audit Committee also receives in-depth periodic reports from management regarding specific processes designed to monitor and manage risk, such as project estimation procedures and foreign exchange risk management. The Audit Committee conducts private sessions with KBR’s Chief Financial Officer, Vice President of Internal Audit and General Counsel at each regular meeting and with KBR’s independent auditors at each meeting prior to the release of quarterly and annual results. The Audit Committee Chairman gives a report of the Audit Committee’s activities to the full Board at each regular meeting and in this manner the entire Board is informed of matters that the Audit Committee determines warrant full Board discussion.

Finally, the Corporate Social Responsibility Committee has the responsibility for the oversight of KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas. The CSR Committee receives periodic reports from KBR’s Chief QHSE Officer relating to these risk exposures and the company’s efforts to mitigate those risks.

Directors’ Meetings and Stockholder Communications with Directors

The Board of Directors will meet each year immediately following the Annual Meeting of Stockholders to transact such business as may properly be brought before the meeting. Additional regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine, but shall consist of at least four other regularly scheduled meetings. Special meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Corporate Secretary or a majority of the directors in office. KBR’s Bylaws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing or by electronic transmission. During 2012, the Board of Directors held seven meetings. The Chairman of the Board presides at all Board meetings. KBR’s Chairman of the Board, William P. Utt, is also our President and Chief Executive Officer.

During each regular Board meeting, KBR’s non-employee directors, all of whom have been determined by our Board to be independent under the standards of our Corporate Governance Guidelines and the NYSE, meet in scheduled executive sessions. Our Lead Director, Mr. Loren Carroll, presides at all executive sessions of the Board. During 2012, the non-employee directors met without management seven times.

In addition, each December our non-employee directors meet in executive session to evaluate the performance of our Chief Executive Officer. In evaluating our CEO, the non-employee directors consider qualitative and quantitative elements of the CEO’s performance, including:

•

leadership and vision;

•

integrity;

•

keeping the Board informed on matters affecting KBR and its operating units;

•

performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

•

development and implementation of initiatives to provide long-term economic benefit to KBR;

•

accomplishment of strategic objectives; and

•

development of management.

In addition, the non-employee directors review annually management succession plans and development programs for senior members of executive management. The evaluation and compensation for the next full year, and management succession plans and development programs will be communicated to the CEO only after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

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Management Succession Planning

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Our Corporate Governance Guidelines, which are available on our website at www.kbr.com/About/Corporate-Governance/, provide that the Board’s responsibility for effective governance of the corporation includes reviewing succession plans and management development programs for members of executive management. In 2008, the Board of Directors, with input from the Nominating and Corporate Governance Committee and the Chairman and CEO, developed KBR’s first comprehensive succession plan for all senior management positions. The development process included identification of internal candidates, any development needs for such candidates, and a determination of whether a search for external candidates would be more appropriate.

Issues relating to CEO succession planning are also addressed regularly, and no less than annually, by the entire Board. This process is led by the Lead Director on behalf of the non-management directors. As set out in our Corporate Governance Guidelines, KBR’s non-management directors review succession plans and management development programs for members of executive management, including the CEO, on at least an annual basis. While the Nominating and Corporate Governance Committee performs the initial review of the succession plans and makes recommendations to the Board as necessary, the entire Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for succession of the CEO. This process necessarily involves the development and review of criteria for the CEO position that reflect the Company’s business strategy, and identifying and developing internal candidates or identifying the need for external candidates, as appropriate. Additionally, one of the elements that the CEO is evaluated upon each year by the Compensation Committee is the existence and completeness of a succession plan, including assessment and development of internal candidates for the CEO and top level executive positions. The evaluation and compensation of the CEO for the next full year, including an evaluation of the completeness of aspects of the management succession plans and development programs that are the responsibility of the CEO, are communicated to the CEO by the Lead Director after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

The Board of Directors and Standing Committees of Directors

KBR’s Bylaws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. A substantial portion of the analysis and work of the Board is done by standing Board committees. A director is expected to participate actively in the meetings of each committee to which he or she is appointed. At this time, the Board of Directors has four standing committees to which it has delegated certain duties and responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Corporate Social Responsibility Committee. Each of the standing committees is comprised entirely of non-employee and, in the business judgment of the Board, independent, directors. The members and chairmen of the respective committees are indicated below:

	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Corporate Social Responsibility Committee
W. Frank Blount	X				X
Loren K. Carroll			X		X	*
Linda Z. Cook			X				X
Jeffrey E. Curtiss	X	*			X
John R. Huff			X				X
Lester L. Lyles	X						X	*
Jack B. Moore	X						X
Richard J. Slater			X	*	X
* Chairman

The Board of Directors has approved a charter for each of the standing committees, which sets forth the duties and responsibilities delegated to each of the committees by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below.

Audit Committee

The Audit Committee currently comprises Messrs. Blount, Curtiss, Lyles, and Moore. Mr. Curtiss serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate as defined in the listing standards of the NYSE and that each member of the Audit Committee is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met seven times in 2012. A copy of the Audit Committee’s charter is available on the Corporate Governance page of our website, www.kbr.com.

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The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our principal independent public accountants and our internal auditing staff and reviews with the principal independent public accountants the effectiveness of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our Code of Business Conduct. The Audit Committee also engages our principal independent registered public accounting firm for each fiscal year, reviews the audit and other professional services rendered by our principal independent registered public accounting firm and periodically reviews the independence of our principal independent registered public accounting firm. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

Compensation Committee

The Compensation Committee currently comprises Ms. Cook and Messrs. Carroll, Huff, and Slater. Mr. Slater serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the listing standards of the NYSE. The Compensation Committee met five times during 2012.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers the compensation plans described in the Compensation Discussion and Analysis below. The Compensation Committee’s responsibilities include, but are not limited to:

•

evaluating and advising the Board regarding the compensation policies applicable to our executive officers, including guidance regarding the specific relationship of corporate performance to executive compensation;

•

reviewing and recommending to the Board: the corporate goals and objectives relevant to compensation for the Chief Executive Officer; the CEO’s performance in light of these established goals and objectives; the CEO’s compensation, including salary, bonus, incentive and equity compensation based on this evaluation and considering, with respect to the long-term incentive compensation component of the CEO’s compensation, KBR’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and any other factors it deems relevant;

•

reviewing the CEO’s recommendations with respect to, and approve, the compensation to be paid to KBR’s other executive officers in accordance with the general compensation policies established by the Board;

•

reviewing and making recommendations to the Board with respect to incentive compensation and other stock-based plans;

•

assisting the full Board with respect to the administration of KBR’s incentive compensation and other stock-based plans;

•

maintaining appropriate, regular contact with KBR management;

•

reviewing and discussing with management the “Compensation Discussion and Analysis” and determining whether to recommend to the Board that it be included in KBR’s annual proxy statement or annual report on Form 10-K;

•

preparing and publishing, over the names of the members of the Compensation Committee, an annual executive compensation report as required by the SEC to be included in KBR’s annual proxy statement or annual report on Form 10-K;

•

evaluating its own performance and reviewing the adequacy of its charter, at least annually;

•

reviewing the risk assessment of KBR’s compensation plans to ensure that the programs do not create risks that are reasonably likely to have a material adverse effect on KBR;

•

only selecting a compensation consultant or other adviser to the Compensation Committee after considering the factors identified by the SEC (as well as any other factors identified by the NYSE) as affecting the independence of such consultant or adviser, including, but not limited to the following:

–

the provision of other services to KBR by the employer of the consultant or other adviser;

–

the amount of fees received from KBR by the employer of the compensation consultant or other adviser, as a percentage of the total revenue of the employer of the compensation consultant or other adviser;

–

the policies and procedures of the compensation consultant or other adviser that are designed to prevent conflicts of interest;

–

any business or personal relationship of the compensation consultant or other adviser with a member of the Compensation Committee;

–

any stock of KBR owned by the compensation consultant or other adviser; and

–

any business or personal relationship between the Compensation Committee or other advisor or the compensation consultant or other advisor’s employee and any of executive officers of KBR.

•

approving disclosures and making recommendations to the Board regarding the disclosures on KBR’s Advisory Vote To Approve Named Executive Officer Compensation and the Advisory Vote On The Frequency of Advisory Votes To Approve Named Executive Officer Compensation to be included in KBR’s annual proxy statement or annual report on Form 10-K and to disclose on Form 8-K, if required, the frequency in which KBR will hold the Advisory Vote To Approve Named Executive Officer Compensation.

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Corporate Social Responsibility (“CSR”) Committee

The Corporate Social Responsibility Committee currently comprises Ms. Cook and Messrs. Huff, Lyles, and Moore. Mr. Lyles serves as Chairman. The CSR Committee met twice in 2012.

The Corporate Social Responsibility Committee’s responsibilities include, but are not limited to:

•

reviewing the status of KBR’s health, safety and sustainable development policies and performance, including processes to ensure compliance with applicable laws and regulations;

•

reviewing KBR’s health, safety and sustainable development performance to determine consistency with policies and goals;

•

reviewing and providing input to KBR on the management of current and emerging health, safety and sustainable development issues;

•

overseeing KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas; and

•

reviewing KBR’s political and charitable contributions as well as any trade organization memberships.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently comprises Messrs. Blount, Carroll, Curtiss and Slater. Mr. Carroll serves as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times during 2012.

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•

developing, implementing and periodically reviewing KBR’s corporate governance guidelines;

•

developing and implementing a process to assess Board and committee effectiveness;

•

identifying individuals qualified to become Board members, consistent with Board-approved criteria;

•

determining the composition of the Board and its committees; including selection of the Director nominees for the next annual meeting of stockholders; and

•

periodically reviewing the compensation paid to non-employee directors (including Board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and making recommendations to the Board regarding any adjustments.

Stockholder Nominations of Directors

Stockholders may suggest candidates for nomination by the Nominating and Corporate Governance Committee by contacting the Committee in the manner provided above under “Contact the Board.” If selected for nomination by the Nominating and Corporate Governance Committee, as described below under “Process for the Selection of Directors,” such candidate will be included in KBR’s proxy statement for the annual meeting of stockholders.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our Bylaws, although such nominees will not necessarily be included in KBR’s proxy statement. The Bylaws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to our Secretary at the address set forth on page 2 of this proxy statement, and must be received at our principal executive offices not less than ninety (90) days, nor more than one hundred twenty (120) days, prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice shall set forth:

•

as to each person the stockholder proposes to nominate for election or reelection as a Director:

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the name, age, business address and residence address of the person;

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the principal occupation or employment of the person;

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the class and number of shares of KBR common stock that are beneficially owned by the person;

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all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

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such person’s written consent to serve as a director if elected; and

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as to the stockholder giving the notice:

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the name and record address of the stockholder;

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the class and number of shares of KBR common stock that are beneficially owned by the stockholder;

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a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination;

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any hedging or other transactions entered into with the effect or intent to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder; and

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a representation whether the stockholder intends to solicit proxies from the holders of at least the percentage of common stock required to elect the nominee.

The proposed nominee may be required to furnish other information as KBR may reasonably require to determine the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

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Qualifications of Directors

Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

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personal characteristics:

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highest personal and professional ethics, integrity and values;

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an inquiring and independent mind;

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practical wisdom and mature judgment;

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broad training and experience at the policy-making level in business, government, education or technology;

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expertise that is useful to KBR and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

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willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

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commitment to serve on the Board for several years to develop knowledge about KBR’s principal operations;

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willingness to represent the best interests of all stockholders and objectively appraise management performance; and

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involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to KBR and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates, but KBR does not have a policy with regard to any particular aspect of diversity of its directors.

Process for the Selection of New Directors

The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, KBR management, and stockholders. Each of the nominees for director at this meeting is an incumbent director recommended by the non-management directors. The Committee may also retain an independent executive search firm to identify candidates for consideration. The Nominating and Corporate Governance Committee will also consider candidates nominated by the stockholders in accordance with our Bylaws. A stockholder who wishes to recommend a prospective candidate should notify KBR’s Secretary, as described in this proxy statement.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

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Code of Ethics

KBR has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. KBR’s code of ethics, known as its Code of Business Conduct, applies to all directors, officers and employees of KBR, including its principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all employees of KBR and KBR’s agents. KBR has posted its Code of Business Conduct on its website, www.kbr.com. In addition, KBR intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct that relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, including the requirements of Item 5.05 of Form 8-K, by posting such information on its website, www.kbr.com. The most recent revisions to the Code of Ethics were approved by the Board of Directors in November 2011 in response to a successful stockholder proposal to add anti-discrimination protection to include sexual orientation and gender identity.

Contact the Board

To foster better communication with our stockholders, KBR has established a process for stockholders and other interested parties to communicate with the Audit Committee and the Board of Directors. The process has been approved by our Board and its Audit Committee and is designed to meet the requirements of the NYSE and the SEC. You may communicate with our Board of Directors or the non-management directors via mail (Board of Directors c/o Director of Business Conduct, KBR, Inc., P.O. Box 3406, Houston, Texas 77253-3406), telephone (1-855-231-7512 (toll-free from the U.S. or Canada) or 1-503-619-1884 (calling collect from any other country)), or e-mail (fhoukbrbod@kbr.com). Information regarding these methods of communication is also on our website, www.kbr.com, under “Corporate Governance.”

Our Director of Business Conduct reviews all communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, auditing matters or any other significant communications. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Director. A report summarizing the significant communications is sent to each director quarterly and copies of communications are available for review by any director, except that those designated for the non-management directors are not available to management directors. The process has been approved by both the Audit Committee and the Board, and is designed to meet the requirements of the NYSE and the SEC. Concerns may be reported anonymously or confidentially.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis provides a detailed description of our compensation philosophy, objectives, policies, and practices in place during 2012, and explains the factors considered by the Compensation Committee of our Board of Directors (our “Compensation Committee” or the “Committee”) in making compensation decisions during 2012. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers or “NEOs” for 2012, namely:

Name	Title
William P. Utt	Chairman of the Board, President and Chief Executive Officer
Susan K. Carter	Executive Vice President and Chief Financial Officer
Ivor J. Harrington	Group President, Services
Roy B. Oelking	Group President, Hydrocarbons
Andrew D. Farley	Executive Vice President and General Counsel

These Named Executive Officers, together with the other members of our Senior Executive Management whose compensation is determined by our Compensation Committee and our Board of Directors, are referred to as our “Senior Executive Management.”

2012 Financial Highlights

Our Company had a challenging year in 2012 in which we experienced significant operational difficulties in our Minerals and US Construction Business Units offset strong operating performance across our Hydrocarbons Business Group. These difficulties had a negative impact on our earnings per diluted share, cash flow, and total shareholder return (TSR) as follows:

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earnings per diluted share of $0.97, a decrease of $2.19 from 2011;

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cash flow from operations of $142 million, a decrease of approximately $500 million from 2011; and

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a one-year TSR ranking, including dividends, of 9th out of the 11 companies in our Engineering and Construction (“E&C”) Peer Group (including KBR);

As described in the discussion that follows, these operational difficulties resulted in our failure to achieve targets in our annual Short-Term Incentive Plan. Consequently, the annual Short-Term Incentive Plan payouts earned by our Named Executive Officers for our 2012 fiscal year were substantially lower than for our 2011 fiscal year, demonstrating the strong link between Company-wide performance and our Named Executive Officer’s compensation. In addition, our Compensation Committee elected to apply negative discretion and further reduce the annual Short-Term Incentive Plan payouts of our CEO by 57% and our other Named Executive Officers (other than our recently hired Group President of Services) by 20% in light of the performance of our Minerals and US Construction Business Units.

On a positive note, and despite these challenges, management was able to achieve several significant improvements in fiscal 2012, including:

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a strengthened balance sheet with $1,053 million of cash and cash equivalents;

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job income sold of $1,644 million, an increase of 49% over 2011; and

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a three-year TSR ranking, including dividends, of 3rd out of the 11 companies in our E&C Peer Group (including KBR).

Changes Made in 2012

At our most recent Annual Meeting of Stockholders, on May 17, 2012, our Named Executive Officers’ compensation practices and results were approved by approximately 95% of the votes cast in person or by proxy. Hence, we determined to continue with our current practices unchanged, save for the following four modifications which further strengthen alignment of incentive awards to higher levels of performance against plan and “raise the bar” for awards of performance-related bonuses:

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Reducing the Named Executive Officers’ short-term incentive threshold reward from 50% of target to 25% of target;

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Increasing the TSR percentage ranking at which the 2012 long-term incentive cash performance awards pay out at maximum from 83.3% to 100%;

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Reducing the threshold payout percentage of the 2012 long-term incentive cash performance awards from 50% to 25%; and

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Reducing the multiple of our CEO’s total compensation to the average of our other Named Executive Officers’ compensation from 4.45 to 3.65, consistent with our Compensation Committee’s goal to reduce the compensation multiple over time as our Named Executive Officer team matures.

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Highlights of 2012 Executive Compensation Practices

Other than the changes described above, our compensation practices in place during 2012 for our Named Executive Officers remained unchanged, as follows:

Benchmarking

•

base salary, short-term incentives, long-term incentives and total compensation levels are generally targeted near the median of peer companies for good performance, and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but we also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

Performance-Based Compensation

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base salary, short-term incentive, long-term incentives and total compensation are generally targeted near the median of peer companies for good relative performance, and between the 50th and 75th percentile of the competitive market for consistent, outstanding performance over time.

Double-Trigger

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severance and change-in-control agreements require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits.

No Employment Agreements	• no employment agreements are provided.
Phasing Out Tax Gross-Ups	• consistent with a commitment made four years ago, no new excise tax gross-up agreements have been provided to any of our Senior Executive Management or other officers.
Vesting Practices	• restricted stock units granted in 2012 have a five-year graded vesting schedule and will only vest in a particular year if we have positive net income.

We encourage you to read the following detailed discussion and analysis of our executive compensation program, including the tables that follow the Compensation Discussion and Analysis.

KBR’s Compensation Philosophy, Objectives, and Practices

Overview

Our Compensation Committee regularly reviews the elements of the individual compensation packages for our Senior Executive Management. Our Compensation Committee delegates to our CEO the duty to approve and administer the individual compensation packages for our other executives and employees, excluding our Senior Executive Management, subject to the Committee’s annual review of the delegation.

Our compensation plans are designed to achieve the following primary objectives:

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provide a clear and direct relationship between executive pay and Company (and Business Group or Business Unit, as applicable) performance, both on a short and long-term basis;

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emphasize operating and financial performance measures;

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link executive pay to measures of stockholder value;

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support our business strategies and management processes in order to motivate our executives; and

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generally target base salary, short-term incentives, long-term incentives, and total compensation levels near the 50th percentile of the competitive market for good performance and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but we also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

Our executive compensation program is regularly reviewed so that:

•

the program’s components support our objectives and motivate our executives to achieve business success and generate value for our stockholders; and

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the program is administered in a manner consistent with established compensation policies.

Third-Party Consultants

Under its charter, our Compensation Committee is authorized to retain a compensation consultant and has the sole authority to approve the consultant’s fees and other retention terms. While our Compensation Committee believes that using third-party consultants is an efficient way to keep current regarding competitive compensation practices, our Compensation Committee does not accord undue weight to the advice of outside professional advisors, but instead makes changes in our compensation program in light of whether the program’s intended objectives are being achieved. In 2012, our Compensation Committee used the services of one compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”). Meridian is an independent firm that does not provide any other services to us outside of executive compensation consulting to the Compensation Committee. Our Compensation Committee engaged and managed its relationship with the Meridian executive compensation consultants directly. In addition, Meridian reported directly to the Compensation Committee with respect to all executive compensation matters.

During 2012, the nature and scope of Meridian’s assignment with the Compensation Committee included advising the Compensation Committee, as it needed, with respect to all executive compensation matters under the Compensation Committee’s purview. The material elements of the instructions or directions given to Meridian with respect to the performance of its duties to the Compensation Committee included engaging Meridian to provide the Compensation Committee with: (1) a review of CEO 2012 executive compensation recommendations for our Senior Executive Management; (2) a review of alternatives for the Committee to consider regarding the 2013 compensation of the CEO and our Senior Executive Management; (3) a review of performance-based compensation and program considerations; (4) a summary and observations of realized compensation at our E&C Peer Group, including a review of the top level operating executives; (5) a review of the peer groups used to assess the competitiveness of our executive compensation programs for the 2012-2013 compensation cycle; (6) an update on notable legislative and regulatory activities; (7) a review of the peer group used to compare our total shareholder return when measuring our performance during the three-year period for the 2013 cash performance awards; (8) a competitive market study of executive compensation for the Senior Executive Management; (9) a summary of the proxy season and notable legislative and regulatory activities; (10) a review of our E&C Peer Group and market practices of long-term incentive plans; and (11) a review of the risk profile of the proposed short-term and long-term incentive performance metrics for the 2013 plan year.

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Outside of providing executive and director advisory services to our Compensation Committee and our Board, Meridian provided no other services to us or our affiliates. In May 2012, after the Compensation Committee reviewed the independence factors approved by the SEC for the implementation by the NYSE in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) for compensation consultants and considered Meridian’s independence based on such factors, the Compensation Committee confirmed Meridian’s independence and approved the continued retention of Meridian.

Benchmarking Compensation

In the design and administration of our 2012 executive compensation programs for our Named Executive Officers, our Compensation Committee primarily considered competitive market data from our E&C Peer Group. Our Compensation Committee also used its discretion and business judgment in determining overall compensation.

The E&C Peer Group is comprised of ten companies with primary operations in the engineering, construction, and services industry, against which we believe KBR most competes for employees and business. The median revenue of our E&C Peer Group as of December 31, 2011, was $5.78 billion. KBR’s 2011 revenue of $9.26 billion ranked at the 75th percentile of our E&C Peer Group. The compensation data for our E&C Peer Group was obtained from publicly available sources, including proxy statements and Form 4 and 8-K disclosures, and was not adjusted.

During 2012, the E&C Peer Group consisted of the following companies, which is the same set of companies that comprised the E&C Peer Group during 2011:

Data in billions – as of 12/31/12 (except as noted below)

Company	Revenues	Assets	Market Cap
AECOM Technology Corp.*	$8.218	$5.691	$2.57
Chicago Bridge & Iron Co.	$5.485	$4.330	$4.49
EMCOR Group, Inc.	$6.347	$3.090	$2.30
Fluor Corp.	$27.577	$8.197	$9.78
Foster Wheeler AG	$3.415	$2.734	$2.58
Jacobs Engineering Group, Inc.*	$10.894	$6.937	$5.54
McDermott Intl, Inc.	$3.642	$3.334	$2.60
Quanta Services, Inc.	$5.920	$5.141	$5.81
Shaw Group Inc.*	$6.008	$4.793	$3.11
URS Corp.	$10.973	$8.787	$3.02
Median	$6.347	$5.141	$3.11
KBR, INC.	$7.921	$5.767	$4.42
Percentile Rank	60%	70%	60%

Peer data provided by Thompson Reuters. *Values as of 12/31/2012, except: Aecom’s and Jacobs’ FY12 ended 9/30/12, and Shaw’s FY12 ended 8/31/12; Aecom’s and Jacobs’ Assets are as of 12/31/12, and Shaw’s Assests are as of 11/30/12, not Fiscal Year End, but last reported quarter.

As a supplement to publicly-available data for the E&C Peer Group, a supplemental group of companies was selected to provide additional data for assessing the competitiveness of our compensation programs for our Named Executive Officers. The Diversified Peer Group consisted of 19 companies that were participants in AonHewitt’s Total Compensation Measurement™ Database (which was used by Meridian to analyze peer company compensation data that was not publicly available), crossing multiple manufacturing and operations-focused industries of similar size and scope as KBR. The companies were generally selected based on company revenue, size, complexity and performance, and the nature of their principal business operations with specific emphasis on engineering, heavy manufacturing, and industrial services. Consideration was also given to companies based in Houston. The median revenue of our Diversified Peer Group as of December 31, 2011, was $6.96 billion. KBR’s 2011 revenue of $9.26 billion ranked at the 68th percentile of our Diversified Peer Group. The Compensation Committee believes the Diversified Peer Group appropriately represents both the local Houston and the broader market for key management and technical talent. The companies that comprised the Diversified Peer Group in 2012 were: Baker Hughes Inc.; Borg Warner Inc.; Cameron International Corporation; CH2M Hill Companies, Ltd.; Chicago Bridge & Iron Company NV; Cooper Industries Ltd.; Cummins Inc.; Dover Corporation; Eaton Corporation; FMC Technologies Inc.; Foster Wheeler Ltd; Goodrich Corporation; ITT Corporation; McDermott International, Inc.; SAIC, Inc.; Service Corp International; The Shaw Group Inc.; Textron Inc.; and Waste Management Inc.

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In May 2012, our Compensation Committee asked Meridian to review the appropriateness of the E&C and Diversified Peer Groups used in the assessment of the competitiveness of our executive compensation programs. The review considered several factors relating to the companies in both our E&C and Diversified Peer Groups, including an analysis of certain financial metrics drawn from AonHewitt’s Total Compensation Measurement™ Database (i.e., revenue, net assets, market capitalization, enterprise value, and number of employees), the business strategies of the peer group companies, the effects of corporate transactions, and the availability of market data. As a result of the review, our Compensation Committee maintained the same E&C Peer Group, but selected a revised Diversified Peer Group based on using a new survey provider Equilar. The new Diversified Peer Group includes: AECOM Technology Corp., Borg Warner Inc.; CH2M Hill Companies, Ltd.; Cooper Industries Ltd.; Dover Corporation; EMCOR Group, Inc.; Flowserve Corp.; Fluor Corp.; Ingersoll-Rand, PLC.; Jacobs Engineering Group, Inc.; Masco Corp.; Oil States Int’l, Inc.; Owens Corning; Paccar, Inc.; Parker-Hannifin Corp.; Pentair, Inc.; SAIC, Inc.; Service Corp International; SPX Corp.; and Stanley Black & Decker, Inc. The median revenue of our new Diversified Peer Group as of December 31, 2011, was $7.29 billion. KBR’s 2011 revenue of $9.26 billion ranked at the 66th percentile of our new Diversified Peer Group.

Pay for Performance

We believe in providing a strong link between our NEOs’ compensation and the Company’s performance. The payouts in our NEOs’ short- and long-term incentive compensation have been consistent with the Company’s stock performance over the one- and three-year periods in comparison to our E&C Peer Group’s stock performance. The following bar charts show our Company’s one- and three-year TSR ranking with respect to our E&C Peer Group and the results of our CEO’s and NEOs’ one-year short- and three-year long-term incentive plan payouts as a percentage of target. The bar charts are not intended to replace the more detailed information provided in the Summary Compensation Table.

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Performance-Based Compensation

A significant portion of our NEOs’ compensation in 2012 was performance-based. The following circle charts show the percentage of our CEO’s and other NEOs’ 2012 total compensation that is performance-based and the percentage that is not performance-based. The circle charts are not intended to replace the more detailed information provided in the Summary Compensation Table.

Role of CEO in Compensation Decisions

During 2012, our CEO made recommendations to our Compensation Committee regarding the compensation and incentives for our Senior Executive Management. Our CEO also:

•

recommended performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviewed performance goals for consistency with our projected business plan;

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reviewed competitive market data for Senior Executive Management positions; and

•

developed specific recommendations regarding the amount and form of equity compensation to be awarded to our Senior Executive Management and the aggregate amount and form of equity compensation, by employee level, corporate function, and Business Group or Business Unit, as applicable, to be awarded below the Senior Executive Management level.

Based on the CEO’s recommendations and in concert with him, our Compensation Committee annually reviews and approves the compensation and incentive awards for our Senior Executive Management.

Stockholder Advisory Votes

The most recent stockholder advisory proposal on executive compensation (“Say-on-Pay Proposal”) was presented to our stockholders during the Company’s annual meeting of stockholders on May 17, 2012. At that 2012 annual meeting, approximately 95% of the votes cast (in person and by proxy) on the Say-on-Pay Proposal were voted in favor of the proposal. Our Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions, and we did not change our executive compensation decisions and policies in 2012 in direct response to the votes on our 2012 Say-on-Pay Proposal. Notwithstanding the overwhelming support KBR received at the 2012 annual meeting of our compensation policies and decisions, we attempted to engage the small minority of investors that expressed dissatisfaction, but these investors were non-responsive and did not match KBR’s best efforts in this regard. We will continue to engage in all efforts to speak with investors and hear their concerns as they are expressed. In addition, we will continue to consider the outcome of our say-on-pay vote results when determining future compensation policies and decisions for our Named Executive Officers.

The advisory vote on the frequency of the Say-on-Pay Proposal held at the Company’s 2011 annual meeting of stockholders was in favor of an annual vote. Accordingly, we determined that the Company will hold a Say-on-Pay Proposal each year until the next required advisory vote on the frequency of the Say-on-Pay Proposal, which will be at the Company’s annual meeting of stockholders in 2017.

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Elements of Compensation

Our executive compensation program has been designed to ensure that KBR is able to attract and retain the ideal individual for a position and that its compensation plans support KBR’s strategies, focus efforts, help achieve business success, and align with KBR’s stockholders’ interests. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, each year our Compensation Committee determines, at its discretion and business judgment, the appropriate level and mix of short-term and long-term incentive compensation for our Senior Executive Management to reward near-term superior performance and to encourage commitment to our long-range strategic business goals. To determine the appropriate combination of elements, we consider our philosophy to condition the majority of Named Executive Officer compensation on Company performance.

As illustrated in the below charts, our 2012 executive compensation program consisted of the following core elements (at target): base salary, short-term incentives (annual), and long-term incentives. The circle charts are not intended to replace the more detailed information provided in the Summary Compensation Table.

In addition to the core elements outlined above, our 2012 executive compensation program included the following supplemental benefits: supplemental retirement, severance and change-in-control protection, and other generally available benefits.

A.   Base Salary

We pay our Senior Executive Management base salaries to support our market-competitiveness with respect to annual pay for the skills and experience necessary to meet the requirements of the executive’s role. To determine base salary for our Senior Executive Management, our Compensation Committee relied primarily on (1) market data for comparable positions within the E&C Peer Group, (2) individual performance, and (3) internal pay equity. In addition to considering market comparisons in making salary decisions, our Compensation Committee exercised discretion and judgment based on the following factors:

•

level of responsibility;

•

experience in current role and equitable compensation relationships among our executives;

•

performance and leadership; and

•

external factors involving competitive positioning, general economic conditions, and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally established base salaries at competitive levels, primarily using the median pay levels of comparable positions in the E&C Peer Group as reference points.

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Based on these factors (and, in the case of Named Executive Officers other than our CEO, our CEO’s recommendations,) our Compensation Committee approved the following new base salaries for our Named Executive Officers, effective January 1, 2012:

Name	Merit Increase (% of 2011 Base Salary)	Increase due to Elimination of Supplemental Base Pay *	Final 2012 Base Salary	Basis for Decision
Mr. Utt	$50,000 (5.3%)	$50,000	$1,050,000	Strong performance review in December 2011.
Ms. Carter	$52,250 (10%)	$20,000	$594,750	Strong performance and to move base salary closer to the median chief financial officer base salary of our E&C Peer Group, which was $581,154.
Mr. Harrington	n/a	n/a	$575,000	Determined based upon the Committee’s review of E&C Peer Group data and Mr. Harrington’s prior experience
Mr. Oelking	$50,000 (12.5%)	$20,000	$470,000	Strong performance and leadership over our largest Business Group and to bring his salary closer to the median base salaries for group presidents of our E&C Peer Group, which was $534,592.
Mr. Farley	$43,919 (10%)	$20,000	$503,111	Moves base salary closer to the median base salaries for general counsel positions in our E&C Peer Group, which was $502,236.

*

In previous years, we provided our CEO with $100,000 and our other Senior Executive Management with $30,000 in supplemental base salary, which provided our Senior Executive Management with additional compensation to make up for the fact that we do not provide perquisites and to be competitive with the companies of our E&C and Diversified Peer Groups that provide perquisites. In December 2011, our Compensation Committee approved eliminating the base salary supplements for our Senior Executive Management to simplify our executive compensation program. As a result, our Compensation Committee increased the base salaries of our Named Executive Officers as reflected above.

In December 2012, our Compensation Committee, based on recommendations from our CEO and Meridian’s review of the competitiveness of base salaries, elected to increase base salaries for our Named Executive Officers (other than the CEO) on average approximately 6.6%, to be effective January 1, 2013. In addition, our Compensation Committee separately reviewed our CEO’s salary. Based on our Compensation Committee’s review of the data from Meridian’s analysis of our E&C Peer Group and Diversified Peer Group and a review of our CEO’s performance in 2012 by the independent Board of Directors, our Compensation Committee elected to maintain the CEO’s base salary at $1,050,000 for 2013.

B.   Short-Term Incentives (Annual)

Each of our Named Executive Officers was eligible to participate in the Umbrella Program under the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2012 calendar year (other than Mr. Harrington who commenced employment in July 2012 and participated in the Performance Pay Plan but not the Umbrella Program during the 2012 calendar year). The Performance Pay Plan is a performance program under the stockholder-approved KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated (the “KBR Stock and Incentive Plan”). Our Compensation Committee established the Performance Pay Plan to reward Senior Executive Management for improving financial results for stockholders of KBR and to provide a means to connect cash compensation directly to KBR’s short-term performance. We provide for short-term incentives in order to motivate and reward achievement of, and performance in excess of, KBR’s and individual Business Group’s and Business Unit’s annual goals.

In March 2012, our Compensation Committee made the following changes to the Performance Pay Plan:

•

in collaboration with the Board of Directors, took measures to ensure that targets were challenging and competitive; and

•

added Recordable Incident Rate to promote employee safety and underscore the Company’s uncompromising commitment to safety; and

•

reduced the threshold reward from 50% to 25% to reduce the incentive for below target performance.

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The Performance Pay Plan metrics are reviewed annually by our Compensation Committee. In March 2012, our Compensation Committee, based on the recommendation of our CEO, adopted the following performance metrics (and weightings) for the Corporate officers (which apply for Ms. Carter and Messrs. Farley and Utt) and Business Group (“BG”) presidents (which apply for Messrs. Harrington and Oelking):

Performance Metric	Weighting	Rationale
KBR Earnings Per Share (“EPS”) Measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding.	25%

This metric helps to align our Senior Executive Management with the interests of our stockholders because increasing our EPS generally increases the value of our stock. Target is the 2012 Budget, Threshold is Target minus 25%, and Maximum is Target plus 25%.

KBR (BG for BG presidents) Days Billed Accounts Receivable Outstanding (“DBAR”) Measures the amounts owed, or to be owed, by KBR (BG for Messrs. Harrington and Oelking) customers.	2.5%

Lowering the number of days that our receivables are outstanding provides us with better cash flow for our future growth. Goals for Threshold (125% of Target), Target, and Maximum (75% of Target) were set for KBR in total (BG for Messrs. Harrington and Oelking). The result is based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement is 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2012.

KBR (BG for BG presidents) Days Unbilled Accounts Receivable Outstanding (“DUAR”) Measures the amounts owed, or to be owed, by KBR (BG for Messrs. Harrington and Oelking) customers.	2.5%
KBR (BG for BG presidents) Job Income (“JI”) KBR JI measures the combined BG JI. BG JI before Corporate allocation and incentive expenses and accruals measures BG JI less BG overhead plus any gains or losses on sales, and excludes incentive-related expenses.	25%

Individual BG income targets were established to ensure that each BG contributes to the success of KBR by setting income targets that help KBR increase stockholder value. Target is the 2012 Budget less 2012 one-time or unusual transactions, Threshold is Target minus 25%, and Maximum is Target plus 25%.

KBR (BG for BG presidents) Job Income Sold (“JIS”) JIS or BG JIS measures the actual income from new project awards or growth, amendments, or scope adjustments to our existing projects as a whole, with respect to JIS, or for each BG, with respect to BG JIS.	35%

JIS for 2012 is based on 10% growth from the 2012 Budget figures for 2013, assuming a target level of job income is in backlog as of December 31, 2012, or the 2012 Budget figure, whichever is higher. Winning new contracts and maintaining existing ones is essential to KBR’s future growth. BG JIS helps measure and reward sales performance and promotes growth within each BG. Threshold is Target minus 25%, and Maximum is Target plus 25%.

KBR Corporate Controllable Gross Cost Overhead with respect to Ms. Carter and Mr. Farley, KBR Total BG Overhead plus Corporate Net Overhead Expense (“NOE”) with respect to Mr. Utt, and BG NOE with respect to Messrs. Harrington and Oelking NOE measures corporate general and administrative overhead expense less any recoveries and without the expense and accruals related to short-term and long-term incentives. BG NOE measures BG sales, general and administrative overhead expense less any recoveries without accruals related to short-term and long-term incentives.	5%

Lowering overhead through efficiencies and innovation is essential for our businesses. Not only does it increase profitability, but it allows us to be more competitive and successful in winning new contracts and maintaining existing ones. Target is the 2012 Budget, Threshold is Target plus 10%, and Maximum is Target minus 10%.

KBR (BG for BG presidents) Recordable Incident Rate (“RIR”) RIR measures the number of recordable incidents times 200,000 divided by total KBR (BG for Messrs. Harrington and Oelking) work-hours.	5%

This metric promotes the safety of all Company employees and affiliates. Safety incentives also help reduce costs for the Company. Target is a 10% improvement over the 2011 actual rate, Threshold is 150% of Target, and Maximum is 50% of Target.

The most weight was placed on KBR and BG JIS, KBR and BG JI, and KBR EPS because we believe these are the most important metrics to drive KBR’s growth and to increase our stockholder’s value.

The Umbrella Program provides a bonus pool to fund any payouts under the Performance Pay Plan and is intended to allow for full tax deductibility of the bonuses paid to our Senior Executive Management. The bonus pool is based on a single performance metric. The performance metrics above are intended to be sub-performance metrics that are subject to satisfying the bonus pool performance metric under the Umbrella Program. The bonus pool is based on 3% of pre-tax net income. Pre-tax net income is defined as income from continuing operations before income taxes and non-controlling interests as provided in KBR’s audited financials. Subject to the exercise of negative discretion by the Compensation Committee, participating Named Executive Officers are awarded a percentage of the bonus pool each year. The awarded percentages are set at the beginning of each year. These percentages were determined by dividing each officer’s target bonus by the total target bonuses of the Senior Executive Management in the bonus pool.

Earned awards under the Performance Pay Plan are paid only to the extent of, the lesser of (i) a Named Executive Officer’s earned amount under the Umbrella Program (subject to any negative discretion applied) and (ii) the amount otherwise payable under the performance metrics above after the exercise of any discretion with respect to those performance metrics. Discretion under the Umbrella Program may only be negative to comply with Section 162(m) of the Internal Revenue Code. The discretion under the sub-performance metrics may be positive or negative up to the Umbrella funding available.

At the end of the year, the Compensation Committee can reduce the payment amount due (if any) to a Named Executive Officer under the Umbrella Program (including the Performance Pay Plan) by up to 100%. This negative discretion range gives our Compensation Committee the ability to address any unforeseen events. Several factors used in applying negative discretion include: one-time or non-recurring events in the 2012 Budget or that affect 2012 performance, expected 2012 LOGCAP performance, and Named Executive Officer’s personal goals. The level of achievement of the annual performance metrics determines the dollar amount of incentive compensation payable to participants; provided, however, that the metric under the Umbrella Program is satisfied.

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When establishing target levels for the incentive reward schedule for 2012, the Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. Generally, award target levels reflect the benchmarking objectives set by our Compensation Committee and are generally intended to approximate the 50th percentile of our E&C Peer Group (using the Diversified Peer Group data for additional input) for good performance and above the 50th percentile for consistent, outstanding performance, but our Compensation Committee also considers other factors as noted earlier in this Compensation Discussion and Analysis. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from our executives. Our Compensation Committee may adopt different target levels for its annual incentive reward schedule from time to time, as it deems appropriate.

In December 2011, our Compensation Committee met to determine the 2012 target award percentages for our Named Executive Officers. The target award percentages among our Named Executive Officers were generally set to be consistent with the median target awards of similar positions among our E&C and Diversified Peer Groups. Our Compensation Committee elected to maintain the target award percentage for Ms. Carter at 80%, which was 84.2% of the E&C Peer Group median and 100% of the Diversified Peer Group median. With respect to Mr. Farley, our Compensation Committee elected to maintain his target award percentage at 70%, which was 93.3% of the E&C Peer Group median and 103.7% of the Diversified Peer Group median. Our Compensation Committee elected to increase Mr. Oelking’s target award percentage by 10% to 80% because of his strong performance and for internal equity purposes. This increase moved Mr. Oelking’s target award percentage to 92% of the E&C Peer Group median and 100% of the Diversified Peer Group median. Pursuant to Mr. Harrington’s offer letter, his target award percentage for 2012 was 80%. Our Compensation Committee approved this percentage based on internal equity. In March 2012, our Compensation Committee elected to increase Mr. Utt’s target bonus to 110% to move him closer to the median target bonus of chief executive officers in our E&C Peer Group, which was 118%. The bonus award opportunities were based on a percentage of base salary assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Mr. Farley, 17.5%, 70%, and 140%, (ii) for Ms. Carter and Messrs. Harrington and Oelking, 20%, 80%, and 160%, and (iii) for Mr. Utt, 27.5%, 110%, and 220%.

In February, 2013, our Compensation Committee certified the results under the Umbrella Program (including the sub-performance metrics under the Performance Pay Plan) for the 2012 plan year. Our Compensation Committee elected to apply, on average, 20% negative discretion to the sub-performance metric results for Ms. Carter and Messrs. Farley and Oelking based on the difficulties in our Minerals and US Construction businesses. In addition, our Compensation Committee elected to apply approximately 57% negative discretion to the sub-performance metric result for Mr. Utt based on the difficulties in our Minerals and US Construction businesses. All discretion applied was intended to be in full compliance with Section 162(m) of the Internal Revenue Code and did not cause the final payouts to exceed the available funds under the Umbrella Program based on the certified 3% of pre-tax net income metric.

Mr. Harrington’s short-term incentive plan payout was guaranteed to be at least $460,000 pursuant to his offer letter. Mr. Harrington’s guaranteed short-term incentive plan payout was a one-time guarantee only for 2012. KBR did not guarantee any future short-term incentive plan payouts for Mr. Harrington. KBR guaranteed Mr. Harrington’s 2012 short-term incentive plan payout to compensate him for his earned, but unpaid, short-term incentive plan payout that he forfeited at his prior employer so that he could accept KBR’s offer of employment. Mr. Harrington’s forfeited payout at his prior employer was estimated to be significantly more than what KBR guaranteed. Likewise, Mr. Harrington’s sign-on bonus was paid to compensate him for equity that he forfeited with his prior employer.

2012 SHORT-TERM INCENTIVES TABLE

Named Executive Officer	Umbrella Program 3% Pre- Tax Net Income Allocation %	Umbrella Funding Available Up to 200% Maximum of Performance Pay Plan ($)	2012 Short-Term Incentives (Annual Cash Incentive Compensation)			Performance Metric Goals		Goal Attainment Level (Dollar Amounts in Millions, Except for EPS, which is in Dollars)
			Target ($)	Maximum ($)	Actual ($)	Goal	Weighting (%)	Target	Maximum	Actual
William P. Utt	26%	2,310,000	1,155,000	2,310,000	250,000	KBR EPS ($)	25	2.64	3.30	0.97
						Days Billed	2.5	51.9	38.9	55.1
						Days Unbilled	2.5	15.8	11.9	32.9
						KBR Job Income ($)	25	1,195.3	1,494.1	1,042.6
						KBR Job Income Sold ($)	35	1,841.5	2,301.9	1,644.4
						KBR Net Corp. Overhead (overall) ($)	5	502.6	452.3	493.5
						KBR Safety	5	0.31	0.16	0.37

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Named Executive Officer	Umbrella Program 3% Pre- Tax Net Income Allocation %	Umbrella Funding Available Up to 200% Maximum of Performance Pay Plan ($)	2012 Short-Term Incentives (Annual Cash Incentive Compensation)				Performance Metric Goals		Goal Attainment Level (Dollar Amounts in Millions, Except for EPS, which is in Dollars)
			Target ($)	Maximum ($)	Actual ($)		Goal	Weighting (%)	Target	Maximum	Actual
Susan K. Carter	12%	951,600	475,800	951,600	207,068		KBR EPS ($)	25	2.64	3.30	0.97
							Days Billed	2.5	51.9	38.9	55.1
							Days Unbilled	2.5	15.8	11.9	32.9
							KBR Job Income ($)	25	1,195.3	1,494.1	1,042.6
							KBR Job Income Sold ($)	35	1,841.5	2,301.9	1,644.4
							KBR Net Corp. Overhead (Corporate Finance) ($)	5	243.4	219.1	222.1
							KBR Safety	5	0.31	0.16	0.37
Ivor J. Harrington	N/A *	N/A	460,000	920,000	460,000	**	KBR EPS ($)	25	2.64	3.30	0.97
							BG Days Billed	2.5	55.8	41.9	60.8
							BG Days Unbilled	2.5	12.0	9.0	21.3
							BG Job Income ($)	25	159.9	199.9	41.8
							BG Job Income Sold ($)	35	210.0	262.5	141.6
							BG Net Overhead ($)	5	54.6	49.1	51.4
							BG Safety	5	0.64	0.32	0.60
Roy B. Oelking	9%	752,000	376,000	752,000	286,061		KBR EPS ($)	25	2.64	3.30	0.97
							BG Days Billed	2.5	52.6	39.5	47.1
							BG Days Unbilled	2.5	10.0	7.5	27.0
							BG Income ($)	25	603.1	753.9	728.9
							BG Job Income Sold ($)	35	1,096.0	1,370.0	1,155.2
							BG Net Overhead ($)	5	94.6	85.1	108.9
							BG Safety	5	0.22	0.11	0.28
Andrew D. Farley	9%	704,356	352,178	704,356	143,125		KBR EPS ($)	25	2.64	3.30	0.97
							Days Billed	2.5	51.9	38.9	55.1
							Days Unbilled	2.5	15.8	11.9	32.9
							KBR Job Income ($)	25	1,195.3	1,494.1	1,042.6
							KBR Job Income Sold ($)	35	1,841.5	2,301.9	1,644.4
							KBR Net Corp. Overhead (Corporate Legal) ($)	5	128.5	115.7	126.5
							KBR Safety	5	0.31	0.16	0.37

*

Mr. Harrington was not included in the 2012 Umbrella Program because he joined the Company after the 2012 bonus pool allocation was approved by the Compensation Committee.

**

Pursuant to Mr. Harrington’s offer letter, he was eligible to participate in the 2012 Performance Pay Plan with a payout prorated for the number of full months worked in 2012. For 2012 only, Mr. Harrington’s payout under the Performance Pay Plan was the greater of his earned amount or $460,000.

In March 2013, our Compensation Committee adopted revised performance metrics and weightings under the Performance Pay Plan for the 2013 calendar year. For the CEO and BG presidents, they are: (1) KBR EPS (20%), (2) KBR/BG BU Income (20%), (3) KBR/BG JIS (35%), (4) KBR/BG Cash Flow from Operations (excluding corporate cash flow) (20%), and (5) KBR/BG RIR (5%). For the CFO and other corporate senior executives, they are: (1) KBR EPS (20%), (2) KBR BU Income (20%), (3) KBR JIS (30%), (4) KBR Cash Flow from Operations (excluding corporate cash flow) (20%), (5) Corporate Department Controllable Overhead (5%), and (6) KBR RIR (5%). The Umbrella Program metric was maintained at 3% of pre-tax net income.

C.   Long-Term Performance Incentives

KBR has two long-term incentive plans, the KBR Stock and Incentive Plan and the Transitional Stock Adjustment Plan. Under the KBR Stock and Incentive Plan, our Compensation Committee made the following grants to our Named Executive Officers in 2012: (1) KBR Performance Cash Awards, (2) KBR Performance Restricted Stock Units, and (3) KBR Performance Stock Options. A description of the KBR Stock and Incentive Plan, the methodology used by our Compensation Committee to determine the mix of awards to grant, and the KBR Performance Cash Awards, KBR Performance Restricted Stock Units, and KBR Performance Stock Options granted under the KBR Stock Incentive Plan are provided below.

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Our internal stock award process is designed and administered to provide equity award grant dates that are prospective and not retrospective, or back-dated. Stock awards approved by our Compensation Committee are generally effective on the date of the meeting at which the approval occurs. Stock option grants approved by our Compensation Committee are never issued with an exercise price below the fair market value of our common stock on the date of grant. For 2012, we granted performance restricted stock units, performance stock options, and performance cash awards.

KBR Stock and Incentive Plan

We use long-term performance incentives to achieve the following objectives:

•

reward consistent achievement of value creation and operating performance goals;

•

align management’s interests with stockholders’ interests; and

•

encourage long-term perspectives and commitment.

Long-term incentives represent the largest component of total executive compensation opportunity for our executives. We believe this is appropriate given our belief that executive pay should be closely tied to stockholders’ interests.

The KBR Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock/units, performance shares/units, stock appreciation rights, and stock value equivalents, also known as phantom stock. The KBR Stock and Incentive Plan allows the Compensation Committee the discretion to select from among these types of awards to establish individual long-term incentive awards. Our Compensation Committee met in December 2011 to review the amount of shares available under the KBR Stock and Incentive Plan for future stock-based awards and to review the CEO’s recommendations on the value of the long-term incentive awards to our Senior Executive Management. In addition, the Committee met in March 2012 to review and approve the amount and appropriate mix of long-term incentive awards to be granted to our Named Executive Officers.

For purposes of establishing the amount of the long-term incentive awards, our Compensation Committee engaged Meridian to review of our Named Executive Officer’s long-term incentive compensation. In March 2012, the Compensation Committee elected to increase the long-term incentive award levels of our Named Executive Officers (except Messrs. Harrington and Utt) so that the levels were closer to the 50th percentile of our E&C Peer Group. In addition, our Compensation Committee elected to further increase the long-term incentive award levels of our Named Executive Officers (except Messrs. Harrington and Utt) to reflect the elimination of the contributions on behalf of the Named Executive Officers to our KBR Supplemental Executive Retirement Plan (the “SERP”) (which was frozen to future contributions effective January 1, 2012, as described in the section titled “KBR Supplemental Executive Retirement Plan”). This resulted in long-term incentive target values of $1,275,000 for Ms. Carter, $1,075,000 for Mr. Farley, and $1,000,000 for Mr. Oelking. After the SERP elimination adjustment, Ms. Carter’s target value was at 114% of the median of the E&C Peer Group, Mr. Farley’s target value was at 99% of the median of the E&C Peer Group, and Mr. Oelking’s target value was at 118% of the median of the E&C Peer Group. Mr. Harrington was granted an annual long-term incentive award of $1,000,000 for 2012 pursuant to his offer letter. Future annual long-term incentive award amounts for Mr. Harrington will be determined by our Compensation Committee in the same manner that award amounts are determined for the other Named Executive Officers. Our Compensation Committee elected to maintain Mr. Utt’s long-term incentive award level at $5,000,000. Mr. Utt’s target value was at 112.5% of the median of the E&C Peer Group.

Long-term incentive awards were delivered through a combination of cash-based performance awards and equity-based performance restricted stock units and stock options. Granting a mix of incentives allows us to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in our industry and in the stock market and maintains an incentive to meet performance goals. Our Compensation Committee granted our Named Executive Officers a mixture of 60% performance cash awards (based on target value), 25% performance stock options, and 15% performance restricted stock units under the KBR Stock and Incentive Plan. The Committee concluded that this mix of performance cash awards, performance stock options, and performance restricted stock units was consistent with the Company’s pay for performance objectives. Specifically, the performance stock options and performance restricted stock units (i) are directly tied to our stock price performance and, therefore, directly to stockholder value and (ii) provide a significant incentive for our Named Executive Officers to remain with the Company. The performance cash awards focus executives to improve long-term returns and reward performance relative to industry peers. Our Compensation Committee reviewed the mix of equity awards of our E&C Peer Group and Diversified Peer Group. Our Compensation Committee awarded a much higher percentage of performance cash awards (60%) than either of our peer groups because our Compensation Committee believes that emphasizing sustained total shareholder return is more likely to increase sustained stockholder value. Our Compensation Committee decided in favor of granting stock options in addition to restricted stock units under the KBR Stock and Incentive Plan because stock option value is directly tied to our stock appreciation and because stock options are common among our E&C Peers. During October 2012, Meridian reviewed and determined that our long-term incentive program was generally more performance-based than current prevailing market practices.

In March 2013, our Compensation Committee granted the same long-term incentive award mixture of 60% performance cash awards, 25% stock options, and 15% restricted stock units under the KBR Stock and Incentive Plan.

KBR Performance Cash Awards

The KBR Performance Cash Awards are long-term incentive awards designed to provide selected executives with specified incentive opportunities contingent on the level of achievement of a pre-established corporate performance objective. When establishing target levels of corporate performance, our Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. At the time the target levels were established, the outcome was intended to be substantially uncertain, but achievable, and to require better than expected performance from our executives. The KBR Performance Cash Awards may only be paid in cash.

The 2012 KBR Performance Cash Awards were granted to our Named Executive Officers on March 7, 2012 (other than with respect to Mr. Harrington, who had not yet commenced employment at such time). Each KBR Performance Award has a target value of $1.00. For the KBR Performance Cash Awards granted in 2012, performance is based 100% on the average quarterly TSR over the entire performance period, as compared to the average quarterly TSR of each member of our 2012 TSR peer group over that same period of time. The performance award cycle runs from January 1, 2012, to December 31, 2014 (except for in the case of Mr. Harrington, for whom the performance cycle begins on July 1, 2012 due to his not yet having commenced employment on January 1, 2012) and the Named Executive Officer must generally be employed at the end of the performance period to receive payment. The TSR performance metric directly ties the payouts of our KBR Performance Cash Awards to KBR’s average TSR performance relative to its peers, which promotes the interests of our stockholders. The Compensation Committee determined the number of KBR Performance Cash Awards for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each KBR Performance Award). The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan. Our Compensation Committee decided to use $1.00 as the target value for each KBR Performance Award for the purpose of administering and communicating the award to participants. In addition, the use of $1.00 as a target value for each KBR Performance Award is a means of expressing the value of each award since the number of KBR Performance Cash Awards were granted based on the total target value of long-term incentive awards. The actual value of a KBR Performance Award may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of KBR Performance Cash Awards for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

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Beginning with the KBR Performance Cash Awards granted in 2010, the Compensation Committee, based on recommendations from its consultant, elected to measure TSR based on a sustained approach rather than the cumulative approach that was adopted for measuring TSR under the KBR Performance Cash Awards granted in 2009 and prior. The Compensation Committee believed that the cumulative (point to point) approach to measure TSR did not discern sustained performance over the three-year performance period. To measure sustained performance, the Compensation Committee adopted the proposal to measure each peer group company’s TSR every quarter during the three-year performance period, indexed back to the start of the three-year performance period, in this case, January 1, 2012, and rank KBR’s average quarterly indexed TSR relative to the average quarterly indexed TSR of KBR’s peers. The average TSR for a company for the three-year performance period is the sum of the TSRs of the company measured at the end of each calendar quarter during the three-year performance period, divided by 12. The Compensation Committee believes that the sustained approach is better because it does not overemphasize a single ending point, but rather considers how investors may fare at different points over the entire three-year performance period.

Our 2012 TSR Peer Group includes. AECOM Technology Corp., Chicago Bridge & Iron Company NV, Chiyoda Corp., Fluor Corp., Foster Wheeler Ltd, Jacobs Engineering Group Inc., JGC Corp., Saipem, The Shaw Group Inc., Technip, Quanta Services, Inc., and URS Corp.).

The 2012 TSR Peer Group is slightly different than our E&C Peer Group used for benchmarking compensation of our Named Executive Officers, as described above under the section titled “Benchmarking Compensation.” In our E&C Peer Group, EMCOR Group, Inc. and McDermott International, Inc. replaced the foreign companies used for our TSR percentage, Chiyoda Corp., JGC Corp., Saipem, and Technip, due to difficulties in determining compensation data for foreign companies and to provide our Compensation Committee with sufficient data to make meaningful compensation comparisons to the marketplace.

The TSR percentage is calculated by subtracting KBR’s TSR ranking as compared to the peer group from the total number of companies in the peer group, including KBR, dividing the difference by the number of companies in the peer group excluding KBR, and multiplying the quotient by 100%. Assuming a peer group of 13 companies (including KBR), the TSR rankings and corresponding payout percentages are shown in the table below.

2012 PERFORMANCE CASH AWARD

Performance Level	TSR Ranking	Percentile*	Payout
Maximum	1	100.0%	200.0%
	2	91.7%	183.4%
	3	83.3%	166.6%
	4	75.0%	150.0%
	5	66.7%	133.4%
	6	58.3%	116.6%
Target	7	50.0%	100.0%
	8	41.7%	75.0%
	9	33.3%	50.0%
Threshold	10	25.0%	25.0%
	11	16.7%	0.0%
	12	8.3%	0.0%
	13	0.0%	0.0%

where: n=number of Peer Group companies (including KBR)

r=KBR ranking in the list of companies (including KBR)

After the end of each performance award cycle, our Compensation Committee will determine the extent to which the performance goal has been achieved, and the amount of the performance award will be computed for each selected executive in accordance with the table above. For results between Threshold and Target and Target and Maximum, the Performance Percentage earned is determined by linear interpolation between the two applicable standards based on the results achieved for the TSR performance measure.

In February 2013, our Compensation Committee certified the results for the KBR Performance Cash Awards that were granted in March 2010. The following table is a summary of the 2010 KBR Performance Cash Awards for the January 1, 2010, to December 31, 2012, performance period and amounts actually paid for each of our Named Executive Officers. Mr. Harrington did not participate because he was not an employee of the Company when the 2010 KBR Performance Cash Awards were granted.

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PAYOUT TABLE FOR 2010-2012 KBR PERFORMANCE CASH AWARD PERIOD

Named Executive Officer	2010 Long-Term Incentive Payout			Return on Capital (25% Weighting)			Total Shareholder Return (75% Weighting)
	Target ($)	Max ($)	Actual ($)	Target (%)	Max (%)	Actual (%)	Target (rank)	Max (rank)	Actual (rank)
William P. Utt	3,000,000	6,000,000	5,274,000	12.8	19.2	13	50th	75th	2nd
Susan K. Carter	420,000	840,000	738,360	12.8	19.2	13	50th	75th	2nd
Roy Oelking	180,000	360,000	316,440	12.8	19.2	13	50th	75th	2nd
Andrew D. Farley	360,000	720,000	632,880	12.8	19.2	13	50th	75th	2nd

The portion of the payout tied to ROC (25% weighting) was earned at 13%, which results in a payout between target and maximum for ROC, calculated by linear interpolation, or target plus 3.1%. With respect to the portion tied to TSR (75% weighting), a ranking in the target 50th percentile results in target payout, and a ranking in the maximum 75th percentile results in a maximum payout. Therefore, a ranking in the 91st percentile results in a payout between target and maximum for TSR, calculated by linear interpolation, or target plus 100%. Based on reaching the 91st percentile for the year, the portion of the payout tied to TSR was $4,500,000, $630,000, $270,000, and $540,000 for Mr. Utt, Ms. Carter, Mr. Oelking and Mr. Farley, respectively. Each of their combined total 2010 KBR Performance Cash Award was 175.8% of the combined target payout shown in the table.

As can be seen by the results of the KBR Performance Awards granted in 2010, the KBR Performance Awards accomplished the goals that they were designed to promote, the interests of our stockholders and our employees’ efficiency in using the Company’s capital. Our TSR relative to our KBR Performance Award peers over the performance period was in the top 10%. In addition, our ROC was above target.

KBR Performance Restricted Stock Units

During 2012, our Compensation Committee granted our Named Executive Officers performance restricted stock units that are subject to a five-year graded vesting schedule, based on service with the Company. In addition to service vesting, the vesting of 100% of our Senior Executive Management’s performance restricted stock units is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date, which puts a major component of our Named Executive Officers’ total annual compensation directly at risk and subject to the performance of the Company. If the performance threshold is not met with respect to a particular year, the performance restricted stock units that were scheduled to vest on such annual vesting date are forfeited. In addition, dividend equivalents accrue on performance restricted stock units at the same time dividends are paid to common stockholders but are not paid unless and until the performance requirement is satisfied. If the performance requirement is not satisfied on performance restricted stock units, then the accrued dividends with respect to such performance restricted stock units are forfeited. The Compensation Committee determined the number of performance restricted stock units for each Named Executive Officer by multiplying the total long-term incentive target value by 15% and dividing the product by the fair market value of our common stock on the date of grant. The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.” The Compensation Committee selected a five-year vesting schedule to facilitate retention and provide incentives to enhance long-term value. The five-year schedule exceeds the three-year minimum vesting period generally mandated in the KBR Stock and Incentive Plan (other than with respect to a small, limited number of awards) for grants of restricted stock units.

KBR Performance Stock Options

During 2012, our Compensation Committee granted our Senior Executive Management nonqualified performance stock options that are subject to a three-year graded vesting schedule, based on service with the Company. The KBR Stock and Incentive Plan has no minimum vesting period mandated for stock options; however, the Compensation Committee imposed a three-year vesting period consistent with past practice. In addition, the vesting of 100% of our Senior Executive Management’s nonqualified performance stock options is subject to similar net income requirements as the KBR performance restricted stock units described above. If the performance threshold is not met with respect to a particular year, the nonqualified performance stock options that were scheduled to vest on such annual vesting date are forfeited. The exercise price of our nonqualified performance stock options is equal to the fair market value of our common stock on the grant date. The Compensation Committee determined the number of nonqualified performance stock options for each Named Executive Officer by multiplying the total long-term incentive target value by 25% and dividing the product by the Black Scholes’ value of the nonqualified stock option on the date of grant. The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.”

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D.   Supplemental Retirement

We maintain the following nonqualified deferred compensation plans in which one or more of our Named Executive Officers participate: (1) KBR Supplemental Executive Retirement Plan (frozen), (2) KBR Elective Deferral Plan, and (3) KBR Benefit Restoration Plan. Our Compensation Committee approved these plans in April 2007 in order to provide a continuation of benefits to our employees who were entitled to such benefits under our prior parent’s nonqualified plans. Our Compensation Committee continues to maintain these plans because they are offered by many of the companies in our E&C Peer Group.

KBR Supplemental Executive Retirement Plan

(Frozen Effective January 1, 2012)

The KBR Supplemental Executive Retirement Plan (the “SERP”) was established to provide competitive retirement benefits (based on a review of our E&C Peer Group and Diversified Peer Group data) to selected executives of KBR. Determinations as to who would receive an allocation for a particular plan year and the amount of the allocation were made in our Compensation Committee’s sole discretion. Beginning in 2012 our Compensation Committee froze future SERP contributions to simplify our compensation program and to be consistent with our E&C Peer Group. Benefits under the SERP are payable upon a termination of employment.

KBR Elective Deferral Plan

Our Named Executive Officers may participate in the KBR Elective Deferral Plan, a nonqualified deferred compensation plan, to meet their retirement and other future income needs. Benefits under this plan are payable upon a termination of employment (or a specified future date).

KBR Benefit Restoration Plan

Our Named Executive Officers may participate in the KBR Benefit Restoration Plan, a nonqualified plan that provides a vehicle to restore qualified plan benefits that are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other Company sponsored plans. Benefits under this plan are payable upon a termination of employment.

Defined Benefit Retirement Plan

Our Named Executive Officers do not participate in any KBR sponsored defined benefit pension plans.

E.   Severance and Change-in-Control Protection

In 2008, our Compensation Committee desired for our Named Executive Officers and certain other senior executive officers of the Company to enter into severance and change-in-control agreements (the “Agreement”) with the Company for several reasons. Providing termination benefits under a severance and change-in-control agreement allows the Company to be competitive with the practices of its E&C Peer Group as well as the general market. Also, the specific terms for receiving termination benefits under the Agreement provide a means to motivate and retain key employees of the Company. Noncompetition and clawback provisions provide protection for the Company by ensuring that the Company’s trade secrets and confidential information are safeguarded and that the Company retains rights to recover any termination benefits paid in the event of material evidence of an executive’s malfeasance. In addition, the Compensation Committee elected for the Agreement to require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits. This double-trigger replaced the single-trigger that our Named Executive Officers had in their restricted stock/units and stock options agreements with respect to a change-in-control. In addition, an excise tax gross-up provision was added consistent with market practice at the time. Our Compensation Committee understands that in light of the financial crisis over the last four years, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, in March 2009 our Compensation Committee publicly committed to rejecting any proposals that request new excise tax gross-ups. Our Compensation Committee reconfirms that commitment, which is evidenced by each new Agreement we have entered into since March 2009, none of which have provided an excise tax gross-up.

Messrs. Farley and Utt entered into the Agreement in 2008, and they continue to have the same Agreement that they had in 2008. The Compensation Committee offered the Agreement to Ms. Carter in October 2009, Mr. Oelking in December 2011, and Mr. Harrington in July 2012 because each of our other members of Senior Executive Management had an Agreement. The Agreements with Ms. Carter and Messrs. Oelking and Harrington are similar to the Agreement with Mr. Farley, except that it does not include an excise tax gross-up consistent with the Compensation Committee’s commitment to reject any proposals that request new excise tax gross-ups. Specifically, the Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits. As a condition of receipt of these benefits (other than the death and disability benefits), the executives must first execute a release and full settlement agreement. The Agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for Cause. The Agreement provides that all unvested stock options, stock appreciation rights, restricted stock, restricted stock units, and performance cash awards granted to the executive by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination.

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F.   Other Generally Available Benefits

Generally, our Named Executive Officers participate in the same retirement and health and welfare programs as our other employees. In 2012, our Named Executive Officers participated in the Kellogg Brown & Root, Inc. Retirement and Savings Plan. Pursuant to this plan, we made employer matching contributions equal to 5.5% of eligible compensation. Their health care and insurance coverage is the same as that provided to active employees.

Our Compensation Committee generally does not offer perquisites to our Senior Executive Management, unless generally available to other Company employees. An example of a benefit that is generally available to other Company employees would be the tax equalization payment Mr. Harrington received in 2012 in connection with his business-related relocation, which is consistent with our standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Mr. Harrington did not receive any home-loss buyout protection or other tax equalization in connection with his relocation. Our executives do not have company cars or car allowances. To allow for maximum efficiency and productive use of time, one Company-leased car and a driver is provided in Houston for use by our Named Executive Officers and others for business purposes, except that our Named Executive Officers may use the Company-leased car and a driver for limited personal use only if the car is not being used by another Named Executive Officer for business purposes at that time. In addition, we reimbursed our Named Executive Officers for spousal travel in connection with business-related travel.

Impact of Executive Conduct or a Restatement of Earnings on Compensation

If we determine at any time within two years after the termination of our Named Executive Officers that such senior executive’s employment could have been terminated for Cause, as defined in the senior executive’s Agreement, we retain the rights to recover any severance benefits provided under the Agreement to such senior executive (cash or other). In such case, the senior executive agrees to promptly repay such amounts to us.

In addition, our Performance Pay Plan (described in the section titled “B. Short-Term Incentives (Annual)”) includes a clawback provision that allows the Compensation Committee to seek recovery of any short-term incentive award amounts determined to be an overpayment due to any restatement of our financial results that impact the performance metrics on which the short-term incentive awards were calculated. The Compensation Committee will adopt all clawback provisions required by the Dodd-Frank Act.

Impact of Accounting, Regulatory, and Tax Requirements on Compensation

We apply the fair value recognition provisions of FASB ASC 718-10 for share-based payments to account for and report equity-based compensation. FASB ASC 718-10 requires equity-based compensation expense to be measured based on the grant-date fair value of the award. For performance-based awards, compensation expense is measured based on the grant-date fair value of the award and the fair value of that award is re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period or the vesting period are recognized as compensation cost on a straight line basis over that period. Compensation expense was recognized for performance restricted stock awards.

The grant-date fair value of employee share options is estimated using option-pricing models. If an award is modified after the grant date, incremental compensation cost is recognized immediately before the modification. The benefits of tax deductions in excess of the compensation cost recognized for the options (excess tax benefits) are classified as addition to paid-in-capital, and cash retained as a result of these excess tax benefits is presented in the statement of cash flows as financing cash inflows.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer) to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing our compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the Federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our compensation philosophy. However, we may from time to time pay compensation to our executives that may not be fully deductible.

The KBR Stock and Incentive Plan was designed to allow qualification of stock options, stock appreciation rights, and performance share awards, as well as, short-term and long-term cash performance plans under Section 162(m) of the Internal Revenue Code.

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Section 304 of the Sarbanes-Oxley Act of 2002 applies to any cash or equity-based incentive compensation paid to specified executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement.

We are administering all nonqualified, deferred compensation plans and payouts applicable to our Named Executive Officers with the intent to be exempt from or in compliance with the provisions of Section 409A of the Internal Revenue Code added under the American Jobs Creation Act of 2004.

Stock Ownership Guidelines for Officers

The Nominating and Corporate Governance Committee of our Board of Directors determined that we should establish stock ownership guidelines for certain of our officers and its subsidiaries in an effort to link more closely the financial interests of these officers with those of our stockholders.

Our Board of Directors adopted the following ownership guidelines for our common stock, $0.001 par value (“Common Stock”), for the officers at the levels indicated below:

Group	Ownership Level
CEO/Chairman	5x base salary
Level 1 Executives (Direct reports to CEO)	3x base salary
Level 2 Executives (Direct reports to Level 1 Executives)	1x base salary

Our Board of Directors approved that: (a) each such officer will have five years after the adoption of these guidelines or his or her appointment to an applicable office, whichever is later, to achieve the indicated ownership level; (b) all beneficially owned shares of Common Stock and vested and unvested restricted stock and restricted stock units are counted towards achievement of the ownership guideline; (c) once an officer has achieved the applicable level of Common Stock ownership he or she is not required to retain or purchase additional shares if a decline in the price for the Common Stock causes his or her holdings to be less than the applicable ownership level; (d) the value of shares of Common Stock is determined as the closing price of the Common Stock for the particular date; and (e) on and after each officer’s 60th birthday, the officer’s required ownership level is reduced to fifty percent (50%) of the ownership level provided for above; provided, however, no such adjustment will be made for the ownership levels of the CEO, Chief Operating Officer (if any), CFO, and General Counsel. All of our Named Executive Officers meet our Stock Ownership Guidelines or are on track to meet the guidelines within the five year period described above.

Minimum Holding Period for Performance Restricted Stock Units and Performance Stock Options

In October and December 2010, our Compensation Committee reviewed whether or not to adopt a holding period for our performance restricted stock units and performance stock options. The Compensation Committee elected not to adopt a minimum holding period because we have (i) strong stock ownership guidelines and (ii) adopted a long, five-year vesting schedule for our performance restricted stock units.

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Risk Analysis of Compensation Plans

Our Compensation Committee believes that our compensation programs do not incentivize excessive or inappropriate risk-taking by employees. The Committee reviewed a risk assessment of our compensation programs in March 2012. Our Committee believes that the programs do not create risks that are reasonably likely to have a material adverse effect on us. Further, our Compensation Committee and the Company apply compensation policies and practices that mitigate risk, such as:

•

using multiple performance metrics for our short-term incentive plans;

•

including clawback provisions in our short-term incentive plans, severance and change-in-control agreements, and performance cash awards;

•

providing different vesting and distribution criteria for our equity and performance-based awards:

–

nonqualified performance stock options are subject to a three-year graded vesting schedule, are based on service with the Company, and, for senior executives, are also subject to a net income requirement,

–

performance restricted stock units are subject to a five-year graded vesting schedule, are based on service with the Company, and, for senior executives, are also subject to a net income requirement,

–

performance awards paid in cash are long-term incentives based on relative Company performance over a three-year period, and

–

employees must be employed and in good standing with the Company on the date of payment of previously earned short-term and long-term performance-based awards in order to receive the awards;

•

capping the maximum award payable to any employee under our short-term incentive plan and our performance cash awards under our long-term incentive plan;

•

benchmarking our Senior Executive Management’s total compensation near the median of our industry peers; and

•

enforcing stock ownership guidelines.

Anti-Hedging Policy

Our anti-hedging policy prohibits all of our Board of Directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; and (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

Conclusion

In a highly competitive market for executive talent, we believe our customers’ and employees’ interests, as well as those of our stockholders and other stakeholders, are well served by our compensation programs. These programs are reasonably positioned to our E&C Peer Group, encourage and promote our compensation objectives with a strong emphasis on pay for performance, and permit the exercise of our Compensation Committee’s discretion in the design and implementation of compensation packages. Going forward, we will continue to review our compensation plans periodically to determine what revisions, if any, should be made.

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COMPENSATION COMMITTEE REPORT

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided above, with KBR’s management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of Directors

Richard J. Slater, Chairman

Loren K. Carroll

Linda Z. Cook

John R. Huff

March 6, 2013

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of the date of this proxy statement, our Compensation Committee consists of Ms. Cook and Messrs. Slater, Carroll, and Huff, all of whom are independent non-employee directors. None of our Compensation Committee members has served as an officer or employee of KBR. Further, none of KBR’s executive officers has served as a member of a board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of KBR.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information regarding the compensation of our Named Executive Officers during the 2012, 2011 and 2010 calendar years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt Chairman of the Board, President & CEO	2012	1,050,025	—	4,179,017	1,250,010	1,024,000	349,788	81,331	7,934,171
	2011	1,050,380	—	4,227,025	1,250,009	1,856,608	20,613	611,082	9,015,717
	2010	988,476	—	3,375,770	1,250,011	3,525,000	157,855	631,847	9,928,959
Susan K. Carter EVP & CFO	2012	593,131	—	1,065,664	318,753	315,428	64,803	33,476	2,391,255
	2011	550,690	—	718,624	212,505	443,289	839	280,013	2,205,960
	2010	505,010	—	472,623	175,007	372,417	2,434	387,858	1,915,349
Ivor J. Harrington (7) Group President, Services	2012	253,229	560,000	1,117,344	445,825	—	—	53,807	2,430,205
Roy B. Oelking Group President, Hydrocarbons	2012	468,479	—	835,803	250,002	332,501	27,104	26,714	1,940,603
	2011	412,032	—	422,706	125,004	268,496	4,426	174,969	1,407,633
Andrew D. Farley EVP, General Counsel	2012	501,806	—	898,489	268,752	236,005	6,232	29,757	1,941,041
	2011	468,700	—	591,802	175,002	607,224	4,469	27,332	1,874,529
	2010	453,248	—	405,105	150,008	684,960	3,298	26,749	1,723,368

(1)

Salary equals base pay paid to each Named Executive Officer during 2012, including any elective deferrals into the Kellogg Brown & Root, Inc. Retirement and Savings Plan or the KBR Elective Deferral Plan. The actual salary paid may fluctuate due to the timing of payroll processing at each calendar-year end.

(2)

The amounts in columns (e) and (f) represent the aggregate grant date fair value of awards granted in 2010, 2011, and 2012, pursuant to the KBR Stock and Incentive Plan and the KBR, Inc. Transitional Stock Adjustment Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 13 under “Stock-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012, and the comparable disclosures in 2010 and 2011.

(3)

For the Named Executive Officers (and all employees who report directly to the CEO), 100% of the 2010, 2011, and 2012 amounts attributable to the restricted stock/units in column (e) and the stock options in column (f) are dependent on positive net income. An assumption has been made (in accordance with FASB ASC 718, excluding the effect of estimated forfeitures) that the probable outcome is that the Company will have positive net income for the years in question. This is both the probable and maximum performance for the restricted stock/units in column (e) and the stock options in column (f), which is one and the same. With respect to the performance cash awards that are based 75% (for 2010 performance cash awards) and 100% (for 2011 and 2012 performance cash awards) on total shareholder return and which are included in the value of stock awards in column (e), the assumptions assume the probable outcome of the total shareholder return performance condition, which is computed in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures). At maximum performance, each performance award unit attributable to total shareholder return and reported in column (e) would be equal to $2.00. This would give (i) Mr. Utt a stock awards value under column (e) of $6,750,017 in 2012, $6,750,025 in 2011, and $5,250,020 in 2010; (ii) Ms. Carter a stock awards value under column (e) of $1,721,269 in 2012, $1,147,534 in 2011, and $735,018 in 2010; (iii) Mr. Oelking a stock awards value under column (e) of $1,350,003 in 2012 and $675,006 in 2011; (iv) Mr. Farley a stock awards value under column (e) of $1,451,254 in 2012, $945,022 in 2011, and $630,015 in 2010; and (v) Mr. Harrington a stock awards value under column (e) of $1,769,544 in 2012.

(4)

Earnings reportable in column (g) relate to payments under our Performance Pay Plan for 2010, 2011, and 2012, and 50% of our 2008, and 2009, and 25% of our 2010 KBR Performance Cash Awards for the periods from January 1, 2008, to December 31, 2010, January 1, 2009, to December 31, 2009, and January 1, 2010, to December 31, 2012, that are based on return on capital (“ROC”). The grants of the 75% total shareholder return (“TSR”) portion of the 2010 KBR Performance Cash Awards are reported in the “Stock Awards” column of the Summary Compensation Table for 2010, the year in which the awards were granted (rather than in the “Non-Equity Incentive Plan Compensation” column in the year they were earned (2012)), because the TSR portion fell within the scope of FASB ASC 718. However, the payouts for the ROC portion of the KBR Performance Cash Awards are reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table in the year the performance measure is satisfied (earned) because the ROC portion does not fall within the scope of ASC 718. Benefits under these plans are payable by their terms at a later date.

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(5) The amounts shown in column (h) include the following:
Name	Year	SERP	Benefit Restoration	Elective Deferral	Total (A)
Utt (B)	2012	321,594	16,051	12,143	349,788
	2011	—	11,268	9,345	20,613
	2010	142,206	7,047	8,602	157,855
Carter (B)	2012	62,736	2,067	—	64,803
	2011	—	839	—	839
	2010	2,434	—	—	2,434
Harrington	2012	—	—	—	—
Oelking	2012	19,928	1,328	5,848	27,104
	2011	—	648	3,778	4,426
Farley	2012	—	4,029	2,203	6,232
	2011	—	2,774	1,695	4,469
	2010	—	1,677	1,621	3,298

(A)

Any amounts reportable here and in column (h) of the Summary Compensation Table are payable in connection with KBR’s nonqualified deferred compensation plans, the KBR Supplemental Executive Retirement Plan (“SERP”), KBR Benefit Restoration Plan (“Benefit Restoration”), and KBR Elective Deferral Plan (“Elective Deferral”). These amounts reflect above-market or preferential earnings on nonqualified deferred compensation.

(B)

Ms. Carter and Mr. Utt are the only Named Executive Officers who had earnings in the SERP during 2010, 2011, and 2012. However, earnings that were credited to their accounts in 2011 were not above market.

(6)

The amounts shown in column (i) above include the following:

Name	Year	Company Match (401k)	Benefit Restoration Award	Restricted Dividends	SERP	Company Car (A)	Relocation Costs (B)	Tax Equa- lization (C)	Spousal Travel	Charity Match (D)	Security Costs (E)	Housing Allowance (F)	Total
Utt	2012	13,738	43,790	14,712	—	37	—	—	7,304	1,750	—	—	81,331
	2011	13,467	38,796	24,169	468,000	406	—	—	13,220	10,000	43,024	—	611,082
	2010	13,472	35,391	36,047	526,500	111	—	—	14,325	6,000	—	—	631,847
Carter	2012	13,722	18,809	945	—	—	—	—	—	—	—	—	33,476
	2011	12,902	15,163	843	251,105	—	—	—	—	—	—	—	280,013
	2010	6,254	12,651	743	220,328	—	107,019	27,841	13,022	—	—	—	387,858
Harrington	2012	—	178	—	—	—	14,520	818	—	—	—	38,291	53,807
Oelking	2012	13,741	11,953	1,020	__	—	—	—	—	—	—	—	26,714
	2011	9,075	7,927	1,387	156,479	—	—	—	—	100	—	—	174,968
Farley	2012	13,749	13,786	2,222	—	—	—	—	—	—	—	—	29,757
	2011	13,342	10,654	3,336	—	—	—	—	—	—	—	—	27,332
	2010	12,250	9,804	4,695	—	—	—	—	—	—	—	—	26,749

(A)

The amounts in this column represent the costs for Mr. Utt’s limited personal use of the Company-leased car and driver.

(B)

The amount in this column represents the closing and/or other relocation costs in connection with Ms. Carter’s and Mr. Harrington’s business-related relocations, which are consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Ms. Carter and Mr. Harrington did not receive any home-loss buyout protection in connection with their relocations.

(C)

Ms. Carter’s 2010 and Mr. Harrington’s 2012 tax equalizations are the payments of the taxes associated with the closing costs in connection with their business-related relocations, which are consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Ms. Carter and Mr. Harrington did not receive any other tax reimbursements associated with their relocations.

(D)

Messrs. Oelking and Utt participated in the Company’s U.S. charity matching program, which is offered to all U.S.-based Company employees with terms similar to what are offered to Messrs. Oelking and Utt. The Company matches 100% for each eligible donation, up to the maximum dollar amount allowed for each category of charity.

(E)

During the summer of 2011, the Company provided Mr. Utt with security coverage at his personal residence based on the strong recommendation of the Company’s Vice President of Security. In addition, the Company provided Mr. Utt with a security assessment of his home, which was conducted by our in-house Regional Security Manager – Americas.

(F)

The amount in this column represents a housing allowance provided to Mr. Harrington in connection with his initial business-related move, which is consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada operators that is offered to all employees who receive a relocation package.

(7)

Mr. Harrington’s base salary for 2012 represents his salary for the six months he was employed in 2012. Mr. Harrington’s bonus in column (d) reflects a $460,000 guaranteed minimum short-term incentive (annual) plan payout and a $100,000 sign-on bonus. Mr. Harrington’s short-term incentive plan payout was guaranteed to be at least $460,000 pursuant to his offer letter. Mr. Harrington’s guaranteed short-term incentive plan payout was a one-time guarantee only for 2012. KBR did not guarantee any future short-term incentive plan payouts for Mr. Harrington. KBR guaranteed Mr. Harrington’s 2012 short-term incentive plan payout to compensate him for his earned, but unpaid, short-term incentive plan payout that he forfeited at his prior employer so that he could accept KBR’s offer of employment. Mr. Harrington’s forfeited payout at his prior employer was estimated to be significantly more than what KBR guaranteed. Likewise, Mr. Harrington’s sign-on bonus was paid to compensate him for equity that he forfeited with his prior employer.

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Grants of Plan Based Awards

The following table provides information regarding awards in 2012 under the KBR Senior Executive Performance Pay Plan and the KBR Stock and Incentive Plan.

Name	Grant Type (1)	Grant Date	Number Of Non-Equity Incentive Plan Units Granted	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($) (3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
William P. Utt	STI	—	—	288,750	1,155,000	2,310,000	—	—	—	—	—	—	—
	PAs	03/07/12	—	—	—	—	750,000	3,000,000	6,000,000	—	—	—	3,429,000
	RSUs	03/07/12	—	—	—	—	—	21,265	—	—	—	—	750,017
	NQSOs	03/07/12	—	—	—	—	—	77,400	—	—	—	35.27	1,250,010
Susan K. Carter	STI	—	—	118,950	475,800	951,600	—	—	—	—	—	—	—
	PAs	03/07/12	—	—	—	—	191,250	765,000	1,530,000	—	—	—	874,395
	RSUs	03/07/12	—	—	—	—	—	5,423	—	—	—	—	191,269
	NQSOs	03/07/12	—	—	—	—	—	19,737	—	—	—	35.27	318,753
Ivor J. Harrington	STI	—	—	460,000	460,000	920,000	—	—	—	—	—	—	—
	PAs	07/09/12	—	—	—	—	150,000	600,000	1,200,000	—	—	—	547,800
	RSUs	07/09/12	—	—	—	—	—	22,800	—	—	—	—	569,544
	NQSOs	07/09/12	—	—	—	—	—	42,500	—	—	—	24.98	445,825
Roy B. Oelking	STI	—	—	94,000	376,000	752,000	—	—	—	—	—	—	—
	PAs	03/07/12	—	—	—	—	150,000	600,000	1,200,000	—	—	—	685,800
	RSUs	03/07/12	—	—	—	—	—	4,253	—	—	—	—	150,003
	NQSOs	03/07/12	—	—	—	—	—	15,480	—	—	—	35.27	250,002
Andrew D. Farley	STI	—	—	88,044	352,178	704,355	—	—	—	—	—	—	—
	PAs	03/07/12	—	—	—	—	161,250	645,000	1,290,000	—	—	—	737,235
	RSUs	03/07/12	—	—	—	—	—	4,572	—	—	—	—	161,254
	NQSOs	03/07/12	—	—	—	—	—	16,641	—	—	—	35.27	268,752

(1)

During fiscal year 2012, the Named Executive Officers received four types of plan-based awards: Short-Term Incentive (Annual) (“STI”), cash Performance Awards (“PAs”), performance Restricted Stock Units (“RSUs”), and performance Nonqualified Stock Options (“NQSOs”). All awards were granted under the KBR Stock and Incentive Plan, except that the STI was granted under the KBR Senior Executive Performance Pay Plan, which is a performance plan under the KBR Stock and Incentive Plan.

(2)

Actual bonus payments under the KBR Senior Executive Performance Pay Plan may equal amounts between performance level percentages. Estimated bonus payments are calculated using the Participant’s annual base salary as determined on January 1, 2012.

(3)

The amounts in column (n) are calculated for RSUs based on the product of the number of RSUs granted and the closing price of the Company’s common stock on the Grant Date, are calculated for NQSOs based on the product of the number of NQSOs granted and the Black Scholes’ valuation of the NQSOs on the Grant Date, and are calculated for PAs based on each PA unit having a grant date fair value of $1.143 ($.913 for Mr. Harrington). These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC 718.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

No Employment Agreements

All employment agreements the Company had with any Named Executive Officers were terminated in 2008. Our Named Executive Officers do not have employment agreements. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits (including severance following a change in control) (see the section titled “Severance and Change-in-Control Protection” for more detail) KBR Stock and Incentive Plan.

During fiscal year 2012, our Named Executive Officers received four types of plan-based awards under the KBR Stock and Incentive Plan (under which the Performance Pay Plan was adopted): (1) an annual short-term incentive (“STI”) award, (2) cash performance awards (“PAs”), which are based 100% on total shareholder return, (“TSR”), (3) performance restricted stock units (“RSUs”), and (4) performance nonqualified stock options (“NQSOs”). STI awards are based on achieving pre-established metrics, including cash value added, job income booked, fully burdened operating income, overhead cost management, and forecast accuracy and are paid in cash.

The PAs were granted on March 7, 2012 (on July 9, 2012, for Mr. Harrington due to his July hire date). Each PA has a target value of $1.00. The actual value, if any, of a PA at the end of the performance period will be determined based 100% on the level of achievement during the performance period of the performance objectives based on the comparison of the average TSR of the Company’s common stock at the end of the performance period to the average TSR of each of the common stocks of the members of the peer group for the performance period. Specifically, each peer group company’s TSR is measured every quarter, indexed back to the start of the performance period or January 1, 2012 (or July 1, 2012, for Mr. Harrington), and KBR’s similarly calculated average quarterly indexed TSR is ranked relative to its peers. The average quarterly indexed Company’s TSR rank is measured over the 3-year (2 1/2-year for Mr. Harrington) performance period, which runs from January 1, 2012 (or July 1, 2012, for Mr. Harrington), to December 31, 2014. The TSR payout is based on KBR’s average TSR relative standing on December 31, 2014, as compared to our peer group.

PAs granted prior to 2011 were non-equity based on return on capital (“ROC”) and equity-based on TSR. The PAs granted in 2010, which were earned in 2012, were based 75% on TSR and 25% on ROC. The ROC percentages for the PAs granted in 2010 were calculated using the weighted average of the Company’s net income from continuing operations attributable to common stockholders plus (interest expense × (1-effective tax rate)), divided by average monthly capital from continuing operations, with monthly capital from continuing operations equal to average monthly total assets less (average monthly non-interest bearing liabilities plus average monthly non-controlling interest), as reported in the Company’s audited reported financials for the (i) year ended 2010, (ii) year ended 2011, and (iii) year ended 2012, with each year weighted 33%. For the purpose of the PAs granted in 2010, ROC was calculated in the same manner as for the financial reports prepared for use by our senior executives for business purposes and as reported to our Board of Directors. Net income for ROC under the 2010 KBR Performance Awards is defined as net income from continuing operations attributable to common stockholders.

The grants of the 75% TSR portion of the 2010 KBR Performance Cash Awards are reported in the “Stock Awards” column of the Summary Compensation Table for 2010, the year in which the awards were granted (rather than in the “Non-Equity Incentive Plan Compensation” column in the year they were earned (2012)), because the TSR portion fell within the scope of ASC 718 (formerly FAS 123R). However, the payouts for the ROC portion of the KBR Performance Cash Awards are reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table in the year earned and paid because the ROC portion does not fall within the scope of ASC 718.

In March 2012 (and in July for Mr. Harrington), our Compensation Committee approved long-term incentive target values of $5,000,000 for Mr. Utt, $1,275,000 for Ms. Carter, $1,000,000 for Mr. Oelking, $1,000,000 for Mr. Harrington, and $1,075,000 for Mr. Farley. The Compensation Committee established these long-term incentive target values as described in the “Compensation Discussion and Analysis” section of this proxy statement under the section titled “KBR Stock and Incentive Plan.” Long-term incentive awards were delivered through a combination of cash-based PAs and equity-based RSUs and NQSOs.

The Compensation Committee determined the number of PAs for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each PA). Our Compensation Committee decided to use $1.00 as the target value for each PA based on a proposal presented by Towers Perrin in July 2007 in which $1.00 was used as the target value for each PA for the purpose of administering and communicating the award. In addition, the use of $1.00 as a target value for each PA is a means of expressing the value of each award since the number of PAs were granted based on the total target value of long-term incentive awards. The actual value of a PA may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of PAs for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

The RSUs were granted on March 7, 2012 (on July 9, 2012, for Mr. Harrington), under the KBR Stock and Incentive Plan. Shares vest in increments of 20% annually over five years. In addition to service vesting, the vesting of 100% of the RSUs is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date. The determination of net income with respect to these performance restricted stock unit awards will not be reduced by the after-tax earnings impact of: (i) any item that originated, or relates to the period, prior to the executive’s first date of appointment in their current position with the Company, (ii) the negative effect of required changes in accounting principles, or (iii) the negative effect of changes in the tax law. RSUs (with respect to U.S.-based awards) provide for rights to any dividends paid on shares of common stock in the same manner and at the same time as dividends are paid to our common stockholders. Using these total long-term incentive target values, our Compensation Committee determined the number of RSUs for each Named Executive Officer by multiplying the total long-term incentive value by 15% and dividing the product by the fair market value of our common stock on the date of grant.

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The NQSOs were granted under the KBR Stock and Incentive Plan. Options vest in increments of 33% annually over three years. In addition to service vesting, the vesting of 100% of the NQSOs is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date. Using the total long-term incentive target values, our Compensation Committee determined the number of NQSOs for each Named Executive Officer by multiplying the total long-term incentive value by 25% and dividing the product by the Black Scholes’ value of the NQSO on the date of grant. Options have an exercise price equal to the closing price of our common stock on the date of grant.

Short-Term Incentives (Annual)

Our Named Executive Officers were eligible to participate in the Umbrella Program under the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2012 calendar year. Payouts under the Performance Pay Plan are based on our Senior Executive Management’s individual performance and on the levels of achievement of the Performance Pay Plan’s performance metrics. An Umbrella Program is a gateway performance metric under the Performance Pay Plan for the 2012 plan year (the Umbrella Program funds the payouts under the Performance Pay Plan as described further in this section and was established to allow the Performance Pay Plan to satisfy Section 162(m) of the Internal Revenue Code whenever appropriate and consistent with our compensation philosophy).

The performance metrics for the 2012 calendar year are defined below.

EPS measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding. Target is the 2012 Budget, Threshold is Target minus 25%, and Maximum is Target plus 25%.

DBAR and DUAR (BG DBAR and BG DUAR for BG presidents) measure the amounts owed, or to be owed, by KBR (BG for Messrs. Harrington and Oelking) customers. Goals for Threshold (125% of Target), Target, and Maximum (75% of Target) were set for KBR in total (BG for Messrs. Harrington and Oelking). The result is based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement is 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2012.

JI measures the combined BG JI. Target is the 2012 Budget less 2012 one-time or unusual transactions, Threshold is Target minus 25%, and Maximum is Target plus 25%.

BG JI before Corporate allocation and incentive expenses and accruals measures BG job income less BG overhead plus any gains or losses on sales, and excludes incentive-related expenses. Target is the 2012 Budget less 2012 one-time or unusual transactions, Threshold is Target minus 25%, and Maximum is Target plus 25%.

JIS or BG JIS measures the actual income from new project awards or growth, amendments, or scope adjustments to our existing projects as a whole, with respect to JIS, or for each BG, with respect to BG JIS. Threshold is Target minus 25%, and Maximum is Target plus 25%.

NOE measures corporate general and administrative overhead expense less any recoveries and without the expense and accruals related to short-term and long-term incentives. BG NOE measures BG sales, general and administrative overhead expense less any recoveries without accruals related to short-term and long-term incentives. Target is the 2012 Budget, Threshold is Target plus 10%, and Maximum is Target minus 10%.

RIR measures the number of recordable incidents times 200,000 divided by total KBR (BG for Messrs. Harrington and Oelking) work-hours. This metric promotes the safety of all Company employees and affiliates. Safety incentives also help reduce costs for the Company. Target is a 10% improvement over the 2011 actual rate, Threshold is 150% of Target, and Maximum is 50% of Target.

The Umbrella Program provides a bonus pool to fund any payouts under the Performance Pay Plan for our Senior Executive Management. The bonus pool is based on a single performance metric. The performance metrics above are intended to be sub-performance metrics that are subject to also satisfying the bonus pool performance metric under the Umbrella Program. The bonus pool is based on 3% of pre-tax net income. Pre-tax net income is defined as income from continuing operations before income taxes and non-controlling interests as provided in KBR, Inc.’s audited financials. Subject to the exercise of negative discretion by the Compensation Committee, participating Named Executive Officers are awarded a percentage of the bonus pool each year. The awarded percentages are set at the beginning of each year. For 2012, Mr. Utt was eligible to receive up to 26% of the bonus pool, Ms. Carter was eligible to receive up to 12% of the bonus pool, and Mssrs. Oelking and Farley were each eligible to receive up to 9% of the bonus pool.

Earned awards under the Performance Pay Plan may not exceed, and will be paid only to the extent of, the lesser of (i) a Named Executive Officer’s earned amount under the Umbrella Program (subject to any negative discretion exercised thereunder) and (ii) the amount otherwise payable under the performance metrics above after the exercise of any discretion with respect to those performance metrics. There will not be a duplication of benefits under the Performance Pay Plan performance metrics and the Umbrella Program.

At the end of the year, the Compensation Committee may, in its sole discretion, reduce the payment amount due (if any) to a Named Executive Officer under the Performance Pay Plan and the Umbrella Program by up to 100%.

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The goals for the performance metrics for the Named Executive Officers in Corporate positions are based upon the performance measures of the Company on a consolidated basis. For our Named Executive Officers, this includes Ms. Carter and Messrs. Farley and Utt. The performance metrics (other than EPS) used for the Named Executive Officers who are responsible for a Business Group or Business Unit are based on that Business Group’s or Business Unit’s performance. For the Services Business Unit, that Named Executive Officer is Mr. Harrington.

During 2012, the bonus award opportunities were based on a percentage of base salary assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Mr. Utt, 27.5%, 110%, and 220%, (ii) for Ms. Carter, Mr. Harrington, and Mr. Oelking, 20%, 80%, and 160%, and (iii) for Mr. Farley, 17.5%, 70%, and 140%. Mr. Harrington’s short-term incentive plan payout was guaranteed to be at least $460,000 pursuant to his offer letter. Mr. Harrington’s guaranteed short-term incentive plan payout was a one-time guarantee only for 2012. KBR did not guarantee any future short-term incentive plan payouts for Mr. Harrington. KBR guaranteed Mr. Harrington’s 2012 short-term incentive plan payout to compensate him for his earned, but unpaid, short-term incentive plan payout that he forfeited at his prior employer so that he could accept KBR’s offer of employment. Mr. Harrington’s forfeited payout at his prior employer was estimated to be significantly more than what KBR guaranteed. Likewise, Mr. Harrington’s sign-on bonus was paid to compensate him for equity that he forfeited with his prior employer.

Salary and Bonus in Proportion to Total Compensation

Assuming target performance with respect to the long-term incentive awards under our KBR Stock and Incentive Plan, our CEO received approximately 21% of his total compensation in the form of base salary and annual cash-based STI awards, and our Named Executive Officers (other than our CEO) generally received on average approximately 43% of their total compensation in the form of base salary and annual cash-based STI awards. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the philosophy and objectives of our compensation program.

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Outstanding Equity Awards at Fiscal Year End

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2012.

Name	Grant Date (1)	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt	03/07/2012	—	25,800	51,600	35.27	03/07/2022	4,253	127,250	3,017,012	6,508,999
	03/09/2011	26,009	26,009	26,010	33.65	03/09/2021	4,457	133,353	3,013,375	6,400,180
	03/10/2010	62,469	31,235	—	21.19	03/10/2020	7,079	211,804	14,158	423,607
	03/04/2009	69,037	—	—	12.49	03/04/2019	6,437	192,595	6,438	192,625
	03/03/2008	—	—	—	—	—	9,857	294,921	—	__
TOTAL		157,515	83,044	77,610	—	—	32,083	959,923	6,050,983	13,525,411
Susan K. Carter	03/07/2012	—	6,579	13,158	35.27	03/07/2022	1,084	32,433	769,339	1,659,823
	03/09/2011	4,421	4,422	4,422	33.65	03/09/2021	758	22,679	512,274	1,088,038
	03/10/2010	8,746	4,373	—	21.19	03/10/2020	991	29,651	1,983	59,331
TOTAL		13,167	15,374	17,580	—	—	2,833	84,763	1,283,596	2,807,192
Ivor J. Harrington	07/09/2012	—	18,033	24,467	24.98	07/09/2022	8,060	241,155	611,240	1,536,301
TOTAL		—	18,033	24,467	—	—	8,060	241,155	611,240	1,536,301
Roy B. Oelking	03/07/2012	—	5,160	10,320	35.27	03/07/2022	850	25,432	603,403	1,301,818
	03/09/2011	2,601	5,202	—	33.65	03/09/2021	445	53,377	300,000	600,000
	03/10/2010	3,748	1,875	—	21.19	03/10/2020	424	38,178	—	—
	03/06/2009	6,240	—	—	11.71	03/06/2019	384	23,038	—	—
TOTAL		12,589	9,636	12,921	—	—	2,103	62,921	905,980	1,978,922
Andrew D. Farley	03/07/2012	—	5,547	11,094	35.27	03/07/2022	914	27,347	648,658	1,399,447
	03/09/2011	3,641	3,641	3,642	33.65	03/09/2021	624	18,670	421,873	896,040
	03/10/2010	7,496	3,749	—	21.19	03/10/2020	849	25,402	1,701	50,894
	03/04/2009	15,534	—	—	12.49	03/04/2019	964	28,843	972	29,082
	03/03/2008	—	—	—	—	—	1,480	44,282	—	__
	11/21/2006	18,930	—	—	21.81	11/21/2016	—	—	—	—
	02/17/2005	4,846	—	—	12.94	02/17/2015	—	—	—	—
	03/16/2004	4,016	—	—	8.94	03/16/2014	—	—	—	—
TOTAL		54,463	12,937	14,736	—	—	4,831	144,544	1,073,204	2,375,463

(1)

The awards granted on and after November 21, 2006, are of KBR restricted stock, restricted stock units, or options under the KBR Stock and Incentive Plan. The awards granted prior to November 21, 2006, were of Halliburton restricted stock or options, which, following the split-off of KBR from Halliburton, were converted into awards under the KBR Transitional Stock Adjustment Plan, consisting of KBR restricted stock and options to purchase KBR common stock.

(2)

All options listed in columns (c) and (d) vest at a rate of 33-1/3% on the first anniversary, 66-2/3% on the second anniversary, and 100% on the third anniversary from the date of grant (except for Mr. Harrington’s 23,200 options that vest over two years). In addition, 100% of Mr. Utt’s options and 50% of Mr. Farley’s options that were granted on March 4, 2009, and 100% of all Named Executive Officers’ options that were granted on March 10, 2010, March 9, 2011, March 7, 2012, and July 9, 2012, are subject to KBR having net income greater than or equal to zero for the calendar year preceding the vesting date, except that Mr. Oelking’s 2010 and 2011 options are not subject to the net income requirement.

(3)

All restricted stock and restricted stock units listed in this column vest at a rate of 20% per year over the 5-year vesting period (except for Mr. Harrington’s 17,500 restricted stock units that vest over two years). In addition, 100% of Mr. Utt’s restricted awards, 50% of Mr. Farley’s restricted awards that were granted on March 4, 2009, and 100% of all Named Executive Officers’ restricted awards that were granted on March 10, 2010, March 9, 2011, March 7, 2012, and July 9, 2012, are subject to KBR having net income greater than or equal to zero for the calendar year preceding the vesting date, except that Mr. Oelking’s 2010 and 2011 restricted stock units are not subject to the net income requirement.

(4)

Market value in this table assumes a fair market value of $29.92 per share for KBR common stock, as of December 31, 2012.

(5)

The number of unearned shares includes 80% of Ms. Carter’s and Messrs. Oelking, Farley, and Utt’s March 7, 2012, and 49% of Mr. Harrington’s July 9, 2012, restricted stock unit grant, 60% of Ms. Carter’s and Messrs. Farley and Utt’s March 9, 2011, restricted stock unit grant, 40% of Ms. Carter’s and Messrs. Farley and Utt’s March 10, 2010, restricted stock unit grant, and 20% of Mr. Utt’s and 10% of Mr. Farley’s March 4, 2009, restricted stock unit grant under column (g), the earnings of which are subject to the Company having net income greater than or equal to zero for the calendar year preceding each vesting date. In addition, this column includes 100% of the performance cash awards granted in 2011 and 2012 that were based on total shareholder return. These performance cash awards are payable only in cash.

(6)

This column represents the maximum possible cash payout for the number of performance cash awards based on total shareholder return. Under the SEC rules, we are required to report the maximum possible payout if the previous fiscal year’s performance exceeded the target performance, even if by a minimal amount and even if it is unlikely that we will pay the maximum amount. The payout of these performance cash awards is not calculated based on the Company’s stock price and accordingly was calculated by using a maximum cash payout amount of $2.00 for each performance award unit.

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Option Exercises and Stock Vested

The following table shows information for 2012 regarding the exercise of performance stock options and the vesting of restricted stock and performance restricted stock units.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
William P. Utt	__	__	2,288,890	5,817,172
Susan K. Carter	—	—	316,749	692,947
Ivor J. Harrington	—	—	3,500	87,430
Roy B. Oelking	—	—	136,253	314,677
Andrew D. Farley	—	—	277,583	789,395

(1)

Represents the number of performance restricted stock units (“RSUs”) and the number of TSR-based 2010 cash performance award units (“PAs”) that vested during the fiscal year. For Mr. Utt, 38,890 RSUs and 2,250,000 TSR-based 2010 PAs vested. For Ms. Carter, 1,749 RSUs and 315,000 TSR-based 2010 PAs vested. For Mr. Oelking, 1,253 RSUs and 135,000 TSR-based 2010 PAs vested. For Mr. Farley, 7,583 RSUs and 270,000 TSR-based 2010 PAs vested. For Mr. Harrington, 3,500 RSUs vested.

(2)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of common stock on the vesting date. This also represents the value realized on the TSR portion of the 2010 PAs that vested during the fiscal year, computed by multiplying the number of TSR-based 2010 PAs, with a target value of $1.00, by the TSR metric payout percentage of 200%.

Pension Benefits

Our Named Executive Officers did not participate in a KBR sponsored pension plan required to be reported under the Pension Benefits table. Accordingly, the Pension Benefits Table has not been included here.

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Nonqualified Deferred Compensation

The following table provides information regarding each Named Executive Officer’s contributions to covered deferred compensation plans, earnings accrued during the year, withdrawals and distributions during the year, and plan balances at fiscal year-end.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
(a)		(b)	(c)	(d)	(e)	(f)
William P. Utt	Elective Deferral	—	—	173,263	—	1,607,952
	Restoration	—	43,790	22,575	—	292,119
	SERP	—	—	402,565	(19,823)(5)	2,917,794
Susan K. Carter	Elective Deferral	—	—	—	—	—
	Restoration	—	18,809	2,908	—	50,796
	SERP	—	—	78,515	—	571,129
Ivor J. Harrington	Elective Deferral	—	—	—	—	—
	Restoration	—	178	—	—	178
	SERP	—	—	—	—	—
Roy B. Oelking	Elective Deferral	—	46,732	(83,942)	—	134,462
	Restoration	—	11,953	1,868	—	32,497
	SERP	—	—	24,941	—	181,420
Andrew D. Farley	Elective Deferral	—	—	10,968	—	114,931
	Restoration	—	13,786	5,667	—	76,124
	SERP	—	—	—	—	—

(1)

The amount in this column (b) is reported as compensation for 2012 in column (c) of the Summary Compensation Table.

(2)

The amounts in this column (c) are reported as compensation for 2012 in column (i) of the Summary Compensation Table.

(3)

Only the above-market earnings in this column (d) are reported as compensation for 2012 in column (h) of the Summary Compensation Table.

(4)

Only the amount of the aggregate balance in this column (f) that relates to registrant contributions that are reported in column (c) are reported as compensation for 2012 in column (i) of the Summary Compensation Table.

(5)

This amount reflects the amount withheld for FICA tax purposes upon vesting.

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Narrative Disclosure to Nonqualified Deferred Compensation Table

Under the Elective Deferral Plan, pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each year. Participation, however, is completely voluntary. The other plans do not allow employee elective deferrals. Earnings for the Elective Deferral Plan are based upon the executive’s election from among nine benchmark investment options, including the following three that are under our 401(k) plan, the S&P Index Fund, the Aggressive Premixed Portfolio, and the Small Cap Equity Fund, and one that is not under our 401(k) plan, the Moody’s Corporate Bond Yield +2%. Investment elections may be changed by the executive on a monthly basis. Any interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. The only Named Executive Officers who had an account balance under the KBR Elective Deferral Plan during 2012 were Messrs. Utt, Farley, and Oelking.

Earnings for the Restoration Plan are credited at a flat 10% per year, which was above 120% of the applicable Federal long-term rate. Accordingly, the interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. In 2012, our Named Executive Officers received awards under the plan in the amounts shown in the footnotes to the Summary Compensation Table.

While employed, earnings (or losses) on amounts in the SERP are credited (or deducted) based on the default investment portfolio in the Company’s 401(k) plan. An executive must be at least 50 years of age to participate in the SERP. Each executive who receives a SERP allocation must be a participant in the SERP for at least five years (three years for executives who were over age 60) following the allocation in order to begin vesting. Once the participant requirement is met, an executive’s SERP account vests on a graded scale in which 50% of the account is vested if the executive has attained age 55 prior to termination of employment and 10% more of the account is vested each additional year until 100% of the account is vested upon the executive’s attainment of age 60 prior to termination of employment. If the executive has not attained age 55 prior to termination of employment or met the minimum participation requirement, 100% of his or her SERP account is forfeited. The vesting provision was put in place to encourage participant retention.

Because the SERP was frozen on January 1, 2012, none of the Named Executive Officers received a contribution for 2012 under the terms of the SERP. Messrs. Utt and Oelking and Ms. Carter were credited with earnings in 2012 on amounts already allocated to their account prior to 2012. Earnings and losses in the SERP track the default investment option under the Company’s 401(k) plan. Any earnings applied in 2012 to amounts in SERP accounts that were above 120% of the applicable Federal long-term rate are recorded in the Summary Compensation Table. Except for Mr. Utt, none of the Named Executive Officers is vested in his or her account balance. Mr. Utt is 50% vested in the SERP. Mr. Farley is not a participant in the SERP because he was not at least 50 years old prior to 2012. Ms. Carter and Mr. Oelking are not vested in the SERP because neither of them meets the five-year participation requirement to begin vesting.

Payouts under the Restoration Plan and the SERP are paid in a lump sum upon termination. Payouts under the Elective Deferral Plan are paid on termination of employment or a specified future date, either as a lump sum or in installments. Withdrawals under the Elective Deferral Plan are allowed in the case of an unforeseeable emergency (non-emergency for pre-January 1, 2005, account balances).

Elements of Post-Termination Compensation and Benefits

In 2008, (2009 with respect to Ms. Carter, 2011 with respect to Mr. Oelking, and 2012 with respect to Mr. Harrington) our Company entered into severance and change-in-control agreements with our Named Executive Officers.

In 2008, our Compensation Committee reviewed several reports from its consultant analyzing the provisions of the current market practices for senior executive post-termination benefits. Our Compensation Committee also negotiated the terms of its proposed severance and change-in-control agreements with certain members of Senior Executive Management and our Named Executive Officers over a period of approximately one year to 15 months. These severance and change-in-control agreements reflect the thorough review and thoughtful negotiations by or Compensation Committee and provide severance and change-in-control benefits generally consistent with the common practices of our peer companies’ severance and change-in-control benefits.

Termination events that trigger payments and benefits include change-in-control, normal or early retirement, termination without cause or for good reason, voluntary termination, disability, and death. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short and long-term incentive plans, nonqualified account balances, and health benefits among others.

See the section below titled “2012 Potential Payments Upon Termination or Change-in-Control” for more detail on estimated potential payments and benefits under Ms. Carter and Messrs. Utt, Oelking, Harrington, and Farley’s severance and change-in-control agreements.

Further, see the section titled “Severance and Change-in-Control Agreements” after the “2012 Potential Payments Upon Termination or Change-in-Control” table for a description of: (a) the specific circumstances that would trigger payments and benefits, (b) the appropriate payment and benefit levels as determined under the various circumstances that trigger payments and benefits, (c) any material conditions or obligations applicable to the receipt of payments or benefits, and (d) any other material factors regarding the severance and change-in-control agreements.

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2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive	Benefits(1)(2)	Change in Control without Termination 12/31/2012 ($)	Change in Control with Involuntary Termination 12/31/2012 ($)	Normal Retirement on 12/31/2012 ($)	Involuntary Not For Cause Termination on 12/31/2012 ($)	Voluntary for Good Reason on 12/31/2012 ($)	Disability on 12/31/2012 ($)	Death on 12/31/2012 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William P. Utt	Stock Awards	—	2,485,335	2,485,335	—	—	2,485,335	2,485,335
	Stock Options(3)	—	272,682	272,682	—	—	272,682	272,682
	Performance Awards(4)	—	8,276,737	8,276,737	—	—	8,276,737	8,276,737
	Cash Severance(5)	—	17,206,378	5,067,866	5,948,315	5,948,315	5,067,866	5,067,866
	TOTAL	—	28,241,132	16,102,620	5,948,315	5,948,315	16,102,620	16,102,620
Susan K. Carter	Stock Awards	—	341,956	341,956	—	—	341,956	341,956
	Stock Options(3)	—	38,176	38,176	—	—	38,176	38,176
	Performance Awards(4)	—	1,333,980	1,333,980	—	—	1,333,980	1,333,980
	Cash Severance(5)	—	3,002,262	828,993	852,614	852,614	828,993	828,993
	TOTAL	—	4,716,374	2,543,105	852,614	852,614	2,543,105	2,543,105
Ivor J. Harrington	Stock Awards	—	577,456	577,456	—	—	577,456	577,456
	Stock Options(3)	—	209,950	209,950	—	—	209,950	209,950
	Performance Awards(4)	—	200,365	200,365	—	—	200,365	200,365
	Cash Severance(5)	—	2,550,084	460,178	1,035,178	1,035,178	460,178	460,178
	TOTAL	—	3,537,855	1,447,949	1,035,178	1,035,178	1,447,949	1,447,949
Roy B. Oelking	Stock Awards	—	241,843	241,843	—	—	241,843	241,843
	Stock Options(3)	—	16,369	16,369	—	—	16,369	16,369
	Performance Awards(4)	—	716,896	716,896	—	—	716,896	716,896
	Cash Severance(5)	—	2,350,749	634,439	923,019	923,019	634,439	634,439
	TOTAL	—	3,325,857	1,609,547	923,019	923,019	1,609,547	1,609,547
Andrew D. Farley	Stock Awards	—	390,007	390,007	—	—	390,007	390,007
	Stock Options(3)	—	32,729	32,729	—	—	32,729	32,729
	Performance Awards(4)	—	1,128,400	1,128,400	—	—	1,128,400	1,128,400
	Cash Severance(5)	—	2,796,501	334,180	837,291	837,291	334,180	334,180
	TOTAL	—	4,347,637	1,885,316	837,291	837,291	1,885,316	1,885,316

(1)

The aggregate nonqualified deferred compensation payable to all Named Executive Officers upon termination is set forth in column (f) of the Nonqualified Deferred Compensation Table.

(2)

The Table does not include amounts otherwise payable to the Named Executive Officers if they remained employed through December 31, 2012, pursuant to the KBR Senior Executive Performance Pay Plan (STI), as reported in column (g) of the Summary Compensation Table. If a Named Executive Officer is terminated for “cause” (as defined under the applicable plan/program), all such executive’s rights to payment would be automatically forfeited. Also, the Table does not include those benefits that are generally available to all employees.

(3)

The Table assumes full exercise of options that become exercisable upon termination or change-in-control as of December 31, 2012. This Table does not include the exercisable options reflected in column (b) of the Outstanding Equity Awards at Fiscal Year End Table. Option values are based on the difference between the option exercise price and the closing price for our common stock on December 31, 2012, multiplied by the number of shares to be acquired upon exercise of the option. While options do not vest upon normal retirement age, they do continue to vest on the original vesting schedule post-normal retirement.

(4)

Assumes for purposes of change-in-control with termination, normal retirement, death, and disability that payout for the Performance Cash Awards will be at Target, except for the Performance Cash Awards granted in 2010, which are based on actual performance of 175.8%.

(5)

Cash severance includes welfare costs. Messrs. Utt and Farley’s cash severance includes excise tax gross-ups calculated using a 36.45% tax rate assumption. Cash severance does not include amounts that may be paid to the Named Executive Officers under the severance plan generally available to all employees of the Company.

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Severance and Change-in-Control Agreements

Our Compensation Committee approved severance and change-in-control agreements (collectively, the “Agreement”) for Ms. Carter and Messrs. Utt, Oelking, Harrington, and Farley, along with certain other senior executive officers of the Company.

Circumstances that Would Trigger Payments and Benefits

The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.

Under the Agreement, “cause,” “good reason,” and “change-in-control” are defined as follows:

“Cause” means any of the following: (i) the executive’s gross negligence or willful misconduct in the performance of the duties and services required of him by the Company; (ii) the executive’s conviction of, or plea other than not guilty to, a felony or a misdemeanor involving moral turpitude; or (iii) a material violation of the Company’s Code of Business Conduct. However, prior to a change-in-control, “cause” also means the executive’s failure to perform, in a reasonably satisfactory manner, the duties and services required of him by the Company, provided that the Company gives the executive at least 10 days’ written notice to cure the failure.

“Good Reason” means any of the following: (i) a material diminution in the executive’s base salary, (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) unless agreed to by the executive, the relocation of the offices at which the executive is principally employed to a location more than 50 miles away. However, prior to a change-in-control, “good reason” means a 25% or more diminution in the executive’s base salary, unless a similar reduction is made to the base salaries of all senior executive officers of the Company.

“Change-in-Control” is generally triggered upon any of the following: (i) a person acquires 20% or more of the voting power of the Company, (ii) the majority of our Board of Directors changes, (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Oelking, Harrington, or Farley die or become disabled, then the Company will provide them with the following benefits: (a) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (b) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than the March 15th following the end of such prior performance period, (c) the restrictions on all restricted stock and restricted stock units of the executive shall lapse in full on his or her date of termination, (d) all stock options and stock appreciation rights (“SARs”) of the executive shall become fully vested and exercisable on his or her date of termination and may be exercised until the earlier of (i) the second anniversary of his or her date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (ii) the remaining term of such option or SAR, (e) all outstanding performance awards of the executive shall be prorated to his or her date of termination and to the extent such awards become “earned” based on actual performance results at the end of the performance period, shall be paid to the executive in a lump sum on the normal payment date for such awards under the plan, but not later than the March 15th following the end of the performance period, and (f) all account balances of the executive in all supplemental and/or non-qualified retirement plans of the Company and its affiliates shall become fully vested on his or her date of termination.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Oelking, Harrington, or Farley retire, then the Company will provide them with the above death and disability benefits, except that the executive may only exercise his or her stock options and SARs until the earlier of (a) the first anniversary of his or her date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (b) the remaining term of such option or SARs.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Oelking, Harrington, or Farley voluntarily terminates his or her employment for any reason other than a “good reason” or retirement, the executive will not be entitled to any payments or benefits and his or her vested stock options and SARs must be exercised within 30 days of the date of his or her termination, but not later than the option or SAR expiration date.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Oelking, Harrington, or Farley’s employment is terminated by the Company for “cause,” the executive shall not be entitled to any severance payments or benefits.

If, prior to a change-in-control, Ms. Carter or Messrs. Oelking, Harrington, or Farley’s employment is terminated by us (except for “cause”), or if Ms. Carter or Messrs. Oelking, Harrington, or Farley terminate his or her employment for “good reason,” the Company will provide the executive with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) one year’s base salary in effect at termination plus (ii) the executive’s annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his or her date of termination, but not later than the remaining term of the option or SARs, and (c) all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards shall be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards.

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If, prior to a change-in-control, Mr. Utt is terminated by us (except for “cause”), or if Mr. Utt terminates his employment for “good reason,” the Company will provide Mr. Utt with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) two times his base salary in effect at termination plus (ii) two times his annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his date of termination, but not later than the remaining term of the option or SARs, (c) with the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to Mr. Utt by the Company will be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards, and (d) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate), until such time as the Company no longer maintains a medical plan.

If both (1) a change-in-control occurs and (2) on, or within two years after the change-in-control, the Company involuntarily terminates Ms. Carter or Messrs. Utt, Oelking, Harrington, or Farley’s employment or Ms. Carter or Messrs. Utt, Oelking, Harrington, or Farley terminates his or her employment for “good reason” then, the Company will provide them with the following change-in-control termination benefits: (a) a lump sum cash payment equal to the sum of: (i) two times (three times with respect to Mr. Utt) the executive’s base salary in effect at termination (or, if higher, the executive’s base salary in effect immediately prior to the change-in-control) plus (ii) two times (three times with respect to Mr. Utt) the executive’s annual target bonus opportunity, (b) the executive’s unearned bonus under Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (c) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than 74 days following the executive’s termination of employment with the Company, (d) all of the outstanding stock options, SARs, restricted stock and restricted stock unit awards, and other equity based awards granted by the Company to the executive that are not performance awards shall become fully vested and immediately exercisable or payable in full on the effective date of the release required under the agreement, provided such release is timely executed by the executive following his or her termination of employment with the Company, (e) all performance award units other than those that are covered under the Company’s annual cash incentive plan shall be prorated to the date of termination and paid on actual performance at the end of the performance period, but not later than March 15th following the end of the performance period, (f) all account balances in any supplemental and/or nonqualified retirement plans shall become fully vested, (g) a gross-up payment (except this does not apply to Messrs. Oelking or Harrington, or Ms. Carter), (h) welfare plan costs equal to two times (three times with respect to Mr. Utt) the total annual cost to the executive and the Company of the medical, dental, life, and disability benefits provided to the executive and the executive’s eligible dependents by the Company for the year of the executive’s termination, and, with respect to only Mr. Utt, (i) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the COBRA rate), until such time as the Company no longer maintains a medical plan.

Our Compensation Committee understands that in light of the recent financial crisis, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, our Compensation Committee is committed to rejecting any proposals that request new excise tax gross-ups.

Determination of Appropriate Payment and Benefit Levels Under the Various Circumstances that Trigger Payments and Benefits

Our Compensation Committee engaged AonHewitt, its previous compensation consultant, to assist in the development of the Agreement. In February 2008, AonHewitt presented a comprehensive overview of market practices of severance and change-in-control benefits among our E&C Peer Group, as well as, AonHewitt’s knowledge of general market practices and emerging trends. In addition, AonHewitt provided the Compensation Committee with a proposed severance and change-in-control program that was consistent with the median of our E&C Peer Group. Our Compensation Committee elected to move forward with the proposed program, except that the Compensation Committee wanted to make severance payments (without a change-in-control) more difficult to trigger as compared to the terms of the companies in the E&C Peer Group. Further, while not common practice among the E&C Peer Group, our Compensation Committee elected to add a broad two-year clawback provision. Our Compensation Committee asked its Chairman to work with AonHewitt, in-house legal counsel, and outside legal counsel to prepare the Agreement consistent with these suggestions. In May 2008, AonHewitt presented the revised program, with all the potential costs associated with the suggested Agreement. After further review, and advise from outside legal counsel that the Agreement was more favorable to KBR than our peer companies with respect to severance (without a change-in-control) payment triggers and that it was consistent with our peer companies with respect to severance following a change-in-control, our Compensation Committee approved the Agreement in May 2008.

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Material Conditions or Obligations Applicable to the Receipt of Payments or Benefits

As a condition to receive the severance benefits upon a termination by us (except for “cause”) or a resignation by the executive for “good reason,” the executives must first execute a release and full settlement agreement. The Agreement also contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. With the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, the Agreement provides that all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to the executives by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination. An exception was made for Mr. Utt as a compromise for him to give up his rights to full vesting of his restricted stock upon severance under his former employment agreement.

Other Material Factors

Our Compensation Committee does not have discretion in determining post termination payments other than the ability to amend agreements to increase payment upon post termination.

Effective as of December 31, 2008, the form severance and change-in-control agreement was amended to comply with the final regulations of Section 409A of the Internal Revenue Code.

No Employment Agreements

The Company has no employment agreements with its Named Executive Officers. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits, as described in the above section.

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DIRECTOR COMPENSATION

In 2012, all non-employee Directors received an annual retainer of $100,000. An additional annual retainer of $20,000 is paid to the lead non-employee Director. In 2012, Mr. Blount served as the lead non-employee Director for the first quarter of 2012, and Mr. Carroll served as the lead non-employee Director for the remaining quarters of 2012. The Chairman of each committee also received an additional annual retainer as follows: Audit—$15,000; Compensation—$15,000; and Corporate Social Responsibility—$10,000. The additional annual retainer for the Nominating and Corporate Governance Committee is $10,000; however, if the lead non-employee Director is concurrently serving as the Chairman of the Nominating and Corporate Governance Committee, which was the case in 2012, the lead non-employee Director will not receive the annual retainer for the Nominating and Corporate Governance Committee in addition to the annual retainer for the lead non-employee Director. As recommended by our Nominating and Corporate Governance Committee, in 2012 each of our non-employee Directors received an annual award of $110,000 worth of restricted stock units under the KBR Stock and Incentive Plan. The vesting period is six-month cliff vesting. Our Board of Directors established share ownership guidelines for the non-employee Directors in an effort to link more closely the financial interests of the non-employee Directors with those of KBR’s stockholders. Non-employee Directors are required to own KBR stock in an amount equal to five times the non-employee Director annual cash retainer within five years of joining the Board of Directors.

Periodically, our Nominating and Corporate Governance Committee reviews the competitiveness of the compensation of our non-employee Directors. The results of such reviews were presented to our Board of Directors in July and December 2011 with regard to the compensation of our non-employee Directors for 2012. Several changes were made to the program effective January 1, 2012, including moving to a larger restricted stock unit award and increasing the lead non-employee Director retainer to $20,000, the Compensation Committee Chairman to $15,000, and the Corporate Social Responsibility Chairman to $10,000. These changes brought the non-employee Directors’ compensation closer to the 50th percentile of our E&C Group.

The following table sets forth certain information with respect to KBR’s director compensation for non-employee Directors during the fiscal year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard J. Slater	111,250	99,240	—	—	—	20,755	231,245
Loren K. Carroll	118,750	99,240	—	—	—	14,453	232,443
Jeffrey E. Curtiss	115,000	99,240	—	—	—	11,559	225,799
Lester L. Lyles	110,000	99,240	—	—	—	6,943	216,183
W. Frank Blount	105,000	99,240	—	—	—	7,232	211,472
Jack B. Moore	100,000	99,240	—	—	—	4,270	203,510
John R. Huff	100,000	99,240	—	—	—	4,120	203,360
Linda Z. Cook	100,000	99,240	—	—	—	390	199,630

(1)

Directors who were also full-time officers or employees of KBR received no additional compensation for serving as directors.

(2)

The amounts in column (c) represent the grant date fair value of awards granted in 2012 pursuant to the KBR Stock and Incentive Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 13 under “Stock-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

(3)

The amounts in column (g) reflect dividends paid on the vested and unvested portions of the stock awarded in 2012, spousal travel expenses to accompany the non-employee Directors to two board meetings, and the reimbursement of the taxes associated with payment of the spousal travel expenses. The tax reimbursements for the spousal travel expenses for Messrs. Blount, Carroll, Curtiss, Huff, Lyles, Moore, and Slater equaled $2,737, $5,625, $4,468, $1,492, $2,621, $1,552, and $8,146, respectively. Ms. Cook did not have any spousal travel expenses in 2012.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We perform many of our projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, we often provide engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where we provide services to a joint venture that we control and therefore consolidate for financial reporting purposes, we eliminate intercompany revenues and expenses on such transactions. In situations where we account for our interest in the joint venture under the equity method of accounting, we do not eliminate any portion of our revenues or expenses. We recognize the profit on our services provided to joint ventures that we consolidate and joint ventures that we record under the equity method of accounting primarily using the percentage-of-completion method.

RELATED PERSON POLICIES

Our Board of Directors has adopted a policy requiring its approval of any transactions involving our directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•

whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•

whether the transaction is material to us or the related person;

•

the role the related person has played in arranging the related person transaction;

•

the structure of the related person transaction;

•

the extent of the related person’s interest in the transaction; and

•

whether there are alternative sources for the subject matter of the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires KBR’s directors and executive officers, and persons who own more than ten percent of a registered class of KBR’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock of KBR.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2012 and during 2013 through the date of this proxy statement, all officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

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AUDIT COMMITTEE REPORT

KBR’s Audit Committee operates under a written charter, a copy of which is available on KBR’s website, www.kbr.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

KBR’s management is responsible for preparing KBR’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants. In fulfilling our oversight role for the year ended December 31, 2012, under the Audit Committee’s charter, we:

•

reviewed and discussed KBR’s audited financial statements with management;

•

discussed with KPMG LLP, KBR’s principal independent accountants, the matters required to be communicated pursuant to the standards promulgated by the Public Company Accounting Oversight Board and the Securities and Exchange Commission;

•

received from KPMG LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

•

discussed with KPMG its independence.

Based on our:

•

review of the audited financial statements;

•

discussions with management;

•

discussions with KPMG LLP; and

•

review of KPMG LLP’s written disclosures and letter,

we recommended to the Board of Directors that the audited financial statements be included in KBR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services. In our judgment the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

Respectfully submitted,

The Audit Committee of Directors

Jeffrey E. Curtiss, Chairman

W. Frank Blount

Lester L. Lyles

Jack B. Moore

March 6, 2013

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed or expected to be billed for audit-related, tax and all other services rendered by KPMG during those periods.

Thousands of dollars	2012	2011
Audit fees(a)	$6,973	$7,093
Audit-related fees(b)	247	51
Tax fees(c)	646	500
Other fees	25	0
Total	$7,891	$7,644

(a)

Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2012 and December 31, 2011. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, and review of registration statements.

(b)

Audit-related fees primarily include professional services rendered by KPMG for special purpose audits of separate KBR entities primarily related to jurisdictional licensing requirements and audits of some of our subsidiaries relating to certain transactions.

(c)

Tax fees consist of the aggregate fees billed for professional services rendered by KPMG for federal, state and international tax compliance and advice.

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Pre-Approval Policy

The Audit Committee is directly responsible for appointing, setting compensation for and overseeing the work of KPMG, our principal independent registered public accounting firm. The Audit Committee has established written pre-approval policies requiring approval by the Audit Committee of all services to be provided by KPMG and all audit services provided by other independent accountants. The policy provides that all audit, audit-related and tax services to be provided by KPMG will be described in a written plan submitted to the Audit Committee annually for pre-approval. The Audit Committee, its Chairman or another Audit Committee member designee must pre-approve any audit, audit-related or tax services to be provided by KPMG that were not submitted for annual pre-approval if the fees to be paid for such services will exceed $150,000. All other services for fees in excess of $50,000 must be specifically approved in the same manner as audit, audit-related and tax services greater than $150,000.

The policy also provides that all audit services to be provided by independent public accountants other than KPMG will be described in writing and presented to the Audit Committee by our Chief Accounting Officer annually for pre-approval. Any audit services not included in the annual pre-approved plan must be approved in the same manner as unplanned audit, audit-related and tax services to be provided by KPMG.

As permitted by the SEC, to ensure prompt handling of unexpected matters, our policy allows for the delegation of the Audit Committee’s pre-approval authority under the policy to the Chairman or another member of the Audit Committee designated by the Audit Committee or the Chairman. Any pre-approval decisions by the Audit Committee Chairman or other Audit Committee designee will be reported to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

PROPOSAL NO. 2    RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of KBR and its predecessor beginning with the year ended December 31, 2004. A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment by the Audit Committee of the Board of Directors of that firm as independent registered public accounting firm to audit the consolidated financial statements of KBR as of and for the year ending December 31, 2013. The engagement of KPMG LLP was made by the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in KBR. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with KBR in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from stockholders.

Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Audit Committee of the Board of Directors has decided to ask our stockholders to ratify this appointment.

The proposal to ratify the appointment of KPMG LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The Audit Committee of the Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2013. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

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PROPOSAL NO. 3    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our shareholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

The second shareholder advisory vote to approve named executive officer compensation since the initial public offering of KBR’s common stock was held last year at KBR’s 2012 Annual Meeting of Stockholders. Under KBR’s Bylaws, the 2012 advisory vote was in favor of approval of our named executive officer compensation, that choice having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. The Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions, and we did not change our executive compensation decisions and policies in 2012 in direct response to the votes on our 2012 advisory vote to approve named executive officer compensation. However, we did make several changes to simplify our executive compensation program effective January 1, 2012, which are noted below in this proposal. The first advisory vote on the frequency of advisory votes to approve named executive officer compensation was held at KBR’s 2011 Annual Meeting of Stockholders. Under KBR’s Bylaws, the advisory vote on the frequency of the advisory vote to approve named executive officer compensation was in favor of one year, with that period having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. In light of these voting results, KBR’s Board of Directors determined that KBR will hold an advisory vote to approve named executive officer compensation each year until the results of the next advisory vote on the frequency of advisory votes to approve named executive officer compensation are reviewed in 2017.

Executive compensation

The Committee establishes, recommends and governs all of the compensation and benefits policies and actions for KBR’s NEOs, as defined above under “Compensation Discussion and Analysis — Executive Summary.” Consistent with our compensation philosophy, our executive compensation program has been designed to achieve the following primary objectives:

•

provide a clear and direct relationship between executive pay and company (and Business Group or Business Unit, as applicable) performance, both on a short and long-term basis;

•

emphasize operating performance measures;

•

link executive pay to measures of stockholder value;

•

support our business strategies and management processes in order to motivate our executives; and

•

generally target base salary, short-term incentives, long-term incentives and total compensation levels near the median of peer companies for good relative performance, and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but we also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

In consideration of these objectives, KBR provides pay that is highly dependent on performance (both short and long-term) in order to align total compensation with shareholder interests. Performance pay represents the majority of our CEO’s compensation as a percentage of total compensation. Specifically, approximately 81% of total compensation for the CEO in fiscal 2012 was performance-based compensation. We continually review best practices in governance and executive compensation. In observance of such best practices, KBR:

•

does not maintain employment agreements with the NEOs;

•

has incentive plans that discourage undue risk and align executive rewards with short and long-term company performance;

•

imposes a performance requirement on 100% of the restricted stock units, stock options, and long-term incentive cash awards that are granted to our NEOs;

•

reduced the NEO’s 2012 short-term incentive threshold reward from 50% of target to 25% of target;

•

increased the total shareholder return percentage ranking at which the 2012 long-term incentive cash performance awards pay out at maximum from 83.3% to 100%;

•

Reduced the multiple of our CEO’s total compensation to the average of our Named Executive Officer’s compensation from 4.45 to 3.65 consistent with our Compensation Committee’s goal to reduce the compensation multiple over time as our Name Executive Officer team matures.

•

requires executives to satisfy stock ownership requirements;

•

eliminated future contributions to the KBR Supplemental Executive Retirement Plan effective January 1, 2012;

•

eliminated the separate base salary supplement of $100,000 for the CEO and $30,000 for the other NEOs effective January 1, 2012; and

•

reduced the threshold payout percentage of the 2012 long-term incentive cash performance awards from 50% to 25%.

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For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR the advisory vote to approve our NEOs’ compensation as disclosed in this proxy statement. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals for 2014 Annual Meeting and Director Nominations

If you wish to present a proposal to be considered for inclusion in our proxy material for our Annual Meeting of Stockholders to be held in 2014, you must submit the proposal in writing to our Corporate Secretary at 601 Jefferson Street, Suite 3400, Houston, Texas 77002, and we must receive your proposal not later than December 4, 2013 (the 120th day prior to April 2, 2014, the date on which we estimate that we will send our materials for our 2014 Annual Meeting of Stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Exchange Act.

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting of Stockholders, we must have received notice of the proposal not earlier than January 15, 2014, nor later than February 14, 2014 (the 120th and 90th days, respectively, prior to May 15, 2014, the intended date of the 2014 Annual Meeting of Stockholders). Your proposal must comply with Article I, Section 9 of our Bylaws.

A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require KBR to include the proposed nominee or business in KBR’s proxy solicitation materials.

Proxy Solicitation Costs

The proxies accompanying this proxy statement are being solicited by KBR. The cost of soliciting proxies will be paid by KBR. We have retained AST Phoenix Advisors to aid in the solicitation of proxies. For these services, we will pay AST Phoenix Advisors $8,500 and reimburse it for out-of-pocket expenses. Some of the executive officers and other employees of KBR also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. KBR will, upon request, reimburse banks, brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of KBR common stock.

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OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented at the 2013 Annual Meeting of Stockholders other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting of Stockholders for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

ADDITIONAL INFORMATION AVAILABLE

KBR files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to KBR’s Investor Relations Department at 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

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KBR

KBR, INC.
ATTN: LATOSHA FRALEY
601 JEFFERSON STREET
HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 W. Frank Blount 02 Loren K. Carroll 03 Linda Z. Cook 04 Jeffrey E. Curtiss 05 Jack B. Moore
06 William P. Utt

The Board of Directors recommends you vote FOR proposals 2 and 3:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000168415_1 R1.0.0.51160